Exhibit 99.1

Execution Version

Bank of America, N.A.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

214 North Tryon Street

Charlotte, North Carolina 28255

July 11, 2014

AECOM Technology Corporation

555 South Flower Street, Suite 3700

Los Angeles, California 90071

Attention:                                         Stephen M. Kadenacy, Chief Financial Officer

Project Mountain

$6,262.5 Million Senior Secured Credit Facilities Commitment Letter

Ladies and Gentlemen:

AECOM Technology Corporation, a Delaware corporation (the “Company” or the “Borrower” or “you”), has advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS” and, together with Bank of America, the “Commitment Parties”, “we” or “us”) that the Company intends to acquire (the “Acquisition”) all or substantially all of the issued and outstanding stock of URS Corporation, a Delaware corporation (the “Target”).  The Acquisition will be effected by the merger of a subsidiary of the Company (“Merger Sub”) with and into the Target, with the Target surviving such merger, following which the Target will merge with and into a subsidiary of the Company (“Merger Sub I”), with Merger Sub I surviving such merger.  The Company, the Target and their respective subsidiaries are sometimes collectively referred to herein as the “Companies”.

You have also advised the Commitment Parties that you intend to:

(a)                                 obtain an amendment (the “Revolver Amendment”) to the Borrower’s existing Fourth Amended and Restated Credit Agreement dated as of January 29, 2014 (the “Existing Revolving Credit Agreement” and, as amended by the Revolver Amendment, the “Amended Revolving Credit Agreement”), among the Company, certain designated subsidiaries of the Company, Bank of America, as administrative agent and the lenders party thereto (the “Existing Revolving Lenders”), which shall require the consent of the “Required Lenders” under and as defined in the Existing Revolving Credit Agreement (the “Required Revolving Consent”) in respect of a $1,050 million revolving credit facility (the “Existing Revolving Facility”), which Revolver Amendment would result in the Amended Revolving Credit Agreement and the related revolving credit facility having terms substantially as set forth in the Summary of Terms and Conditions attached as Exhibit A (including any Addenda and Schedules thereto, collectively, the “Summary of Terms” and collectively with this letter, this “Commitment Letter”);

(b)                                 obtain an amendment (the “Term Loan A Amendment” and, together with the Revolver Amendment, the “Amendments”) to the Borrower’s existing Second Amended and Restated Credit Agreement dated as of June 7, 2013 (the “Existing TLA Credit Agreement” and, as amended by the Term Loan A Amendment, the “Amended TLA Credit Agreement” and, together with the Amended Revolving Credit Agreement, the “Amended Credit Agreements”), among the Company, Bank of America, as administrative agent and the lenders party thereto (the “Existing TLA Lenders”), which shall require the consent of the “Required Lenders” under and as defined in the Existing TLA Credit Agreement (the “Required TLA Consent” and, together with the Required Revolving Consent, the “Required Lender Vote” and, if applicable, the Required Lender Vote together with any other consents required in order to effectuate the Amendments, the “Required Consents”) in respect of a term loan A facility in an aggregate principal amount of $712.5 million (subject to reduction as a result of amortization or prepayments thereof prior to the Closing Date under the Existing TLA Credit Agreement) (the “Existing Term Loan A” and, together with the Existing Revolving Facility, the “Existing Credit Facilities”), which Term Loan A Amendment would result in the Amended TLA Credit Agreement and the related term loan facility therein having terms substantially as set forth in the Summary of Terms;

(c)                                  if the Required Consents are not obtained, obtain new senior secured credit facilities (the “Backstop Facilities”), composed of (i) a term loan A facility in an aggregate principal amount of $712.5 million (subject to reduction as a result of amortization or prepayments thereof prior to the Closing Date under the Existing TLA Credit Agreement) with terms identical to those applicable to the Existing Term Loan A and (ii) a revolving credit facility in an aggregate principal amount of $1,050 million with terms identical to those applicable to the Existing Revolving Facility, in each case with changes to such terms as are proposed by the Amendments;

(d)                                 obtain incremental term loans under the Amended TLA Credit Agreement or the Backstop Facilities, as applicable, in the aggregate principal amount of $4,000 million, consisting of a $575 million “term loan A” (the “Additional Term A Facility”) and a $3,425 million “term loan B” (the “Additional Term B Facility”) and an incremental performance letter of credit facility under the Amended Revolving Credit Agreement or the Backstop Facilities, as applicable, in an aggregate amount of $500 million available solely for the issuance of performance letters of credit (the “Additional PLOC Facility” and, together with the Additional Term A Facility and the Additional Term B Facility, the “Additional Facilities”) (the aggregate amount of the Additional Facilities, together with the Existing Credit Facilities under the Amended Credit Agreements or the Backstop Facilities, as applicable, are referred to as the “Senior Credit Facilities”), provided that the Additional Facilities are subject to being provided, in part, on a delayed draw basis and to being reduced by the Retained Target Note Amount (defined below) in accordance with the Summary of Terms;

(e)                                  to the extent that any or all of (i) the existing senior unsecured 3.850% notes due 2017 of the Target and URS Fox US LP, a Delaware limited partnership and subsidiary of the Target (collectively, the “Issuers”), issued pursuant to that certain Indenture dated as of March 15, 2012 and that First Supplemental Indenture dated as of March 15, 2012 and (ii) the existing senior unsecured 5.000% notes due 2022 of the Issuers issued pursuant to that certain Indenture dated as of March 15, 2012 and that certain Second Supplemental Indenture dated as of March 15, 2012 (collectively, all such existing senior unsecured notes of the Issuers, the “Existing Target Notes”) remain outstanding on the Closing

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Date and either (x) are not subject to any right of the holders to demand that the Issuers redeem, repay or repurchase the Existing Target Notes as a result of the consummation of the Acquisition (whether such right to demand redemption, repayment or repurchase is exercised or exercisable on or after the Closing Date, the “Target Note Put Right”) or (y) the holders of all or a portion of the Existing Target Notes have not exercised the Target Note Put Right and have no further right to do so (an amount equal to 100% of the principal amount of the Existing Target Notes described in the foregoing clauses (x) and (y)  being referred to herein as the “Retained Target Note Amount”, and an amount equal to 100% of the Existing Target Notes remaining subject to the Target Note Put Right on the Closing Date that may be exercised thereafter being referred to herein as the “Open Target Note Amount”), then a portion of the Additional Facilities equal to 100% of the Open Target Note Amount shall be made available on a delayed draw basis in accordance with the Summary of Terms (with the availability thereof subject to an exercise of the related Target Note Put Right) and any commitments with respect to the Additional Facilities not required for the Target Note Put Right shall be terminated on or after the Closing Date in accordance with the Summary of Terms; and

(f)                                   finance the Transactions (as hereinafter defined), including the Acquisition, the repayment or redemption of certain existing indebtedness of the Companies more fully described in the Summary of Terms (defined below) (the “Refinancing”), the costs and expenses related to the foregoing and the ongoing working capital and other general corporate purposes of the Companies after consummation of the Acquisition from (and that no financing other than the financing described herein will be required in connection with the Transactions): (i) the issuance of equity interests in the Company in accordance with the Acquisition Agreement (the “Equity Contribution”), (ii) existing cash on hand of the Company and its subsidiaries, (iii) borrowings under the Amended Credit Agreements or, if the Required Consents are not obtained, the related Backstop Facilities, and (iv) borrowings under the Additional Facilities or, in lieu of any portion of the Additional Term B Facility, debt securities the proceeds of which shall reduce the Additional Term B Facility on a dollar-for-dollar basis (the “New Notes”).

The Acquisition, the Equity Contribution, the Refinancing, the Amendments or the Backstop Facilities, the entering into and funding of the Additional Facilities, any Target Note Put Right, any retention of the Existing Target Notes, any issuance of New Notes and all related transactions are hereinafter collectively referred to as the “Transactions”.  All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

To the extent feasible, subject to voting requirements and other considerations, the Senior Credit Facilities and, in each case to the extent applicable, the Amended Revolving Credit Facility and the Amended Term Credit Facility shall be provided in a single credit agreement loan document.  The terms and conditions of the Additional Facilities, the Amended Revolving Credit Facility (after giving effect to the Revolver Amendment) and the Amended Term Credit Facility (after giving effect to the Term Loan A Amendment) shall be substantially the same, in each case as described more fully in the Summary of Terms.

1.                                      COMMITMENTS, ENGAGEMENTS AND TITLES.  In connection with the foregoing, and subject solely to the satisfaction of the conditions precedent set forth in Schedule I to the Summary of Terms:

(a)                                 Bank of America is pleased to advise you, in each case upon and subject to the terms set forth herein and in the Summary of Terms, of (i) its commitment to provide the full principal amount of the Additional Facilities and, if applicable, of the Backstop Facilities (in such capacity, the “Initial Lender”), (ii) its willingness (A) to continue to act as the sole and exclusive administrative agent and to

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act as the collateral agent for the Existing Credit Facilities, if applicable, (B) if the Backstop Facilities are obtained, to act as the sole and exclusive administrative agent and collateral agent for the Backstop Facilities and (C) to act as the sole and exclusive administrative agent and collateral agent for the Additional Facilities (in all such capacities described in this clause (ii), the “Administrative Agent”) and (iii) its agreement to approve the Amendments on terms consistent with clauses (a) and (b) of the second paragraph of the previous section of this Commitment Letter and the Summary of Terms (as reasonably determined by the Borrower and Bank of America).

(b)                                 MLPFS is pleased to advise you of its willingness to act as the sole and exclusive lead arranger and sole and exclusive book manager (in such capacities, the “Lead Arranger”) for the Amendments, the Backstop Facilities (if applicable) and the Additional Facilities and, in such capacity, to (i) form a syndicate of financial institutions and institutional lenders (including Bank of America) for the Additional Facilities and (if applicable) the Backstop Facilities (collectively with the Existing Revolving Lenders and the Existing TLA Lenders, to the extent either or both of the Amendments is effectuated, the “Lenders”), in consultation with you and (ii) work with you and Bank of America, as administrative agent under each of the Existing Revolving Credit Agreement and Existing TLA Credit Agreement, and use its commercially reasonable efforts to obtain the Required Lender Vote, in each case on substantially the terms set forth herein and in the Summary of Terms.

(c)                                  You hereby (i) engage Bank of America as sole and exclusive Administrative Agent for the Backstop Facilities (if applicable) and the Additional Facilities, (ii) engage MLPFS to use its commercially reasonable efforts to obtain the Required Lender Vote, (iii) confirm that Bank of America shall continue as sole and exclusive Administrative Agent for the Existing Credit Facilities, to the extent applicable, (iv) engage MLPFS as sole and exclusive Lead Arranger and (v) accept the commitment of Bank of America set forth in paragraph 1(a)(i) above.  Notwithstanding any other provision of this Commitment Letter or the Summary of Terms, if, subsequent to the date of your acceptance of this Commitment Letter and prior to its expiration in accordance with its terms, the Required Consents are obtained and there are no conditions precedent (whether in the agreements governing the Existing Credit Facilities, the Amendments or otherwise), including any need to obtain additional consents beyond the Required Consents, to effectiveness of the Amended Credit Agreements and the funding of the Additional Facilities other than the conditions precedent contained in Schedule I to the Summary of Terms, the commitments under this Commitment Letter in respect of the Backstop Facilities shall automatically terminate.

(d)                                 No additional agents, co-agents, arrangers or book managers will be appointed and no other titles will be awarded unless MLPFS and you shall so agree; provided, that on or prior to the date which is ten business days after the date of this Commitment Letter, you will have the right to appoint up to four Additional Arrangers (defined below) and up to five Additional Agents (defined below and together with the Additional Arrangers, the “Additional Lead Parties”), provided that (a) no compensation other than as provided in this paragraph and in the definition of “Additional Arranger” or “Additional Agent” below will be paid to any Additional Lead Party in connection with the Senior Credit Facilities unless you and we shall so agree, and (b) to the extent you appoint Additional Lead Parties, the economics allocated (pursuant to the Arranger Fee Letter) to, and the commitment amounts of, Bank of America and/or MLPFS, as applicable, in respect of the Senior Credit Facilities will be permanently reduced by the economics under the Arranger Fee Letter allocated to, and the commitment amount of, such Additional Lead Parties (or their affiliates), in each case upon the execution and delivery by such Additional Lead Parties and you of customary joinder documentation or an amended and restated version of this Commitment Letter and, thereafter, each such Additional Lead Party shall constitute a “Commitment Party”, an “Initial Lender” and (with respect to Additional Arrangers only) a “Lead Arranger,” as applicable, under this Commitment Letter and under the Arranger Fee Letter).  Notwithstanding the foregoing, MLPFS shall have “left” and “highest” placement in any and all

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marketing materials or other documentation used in connection with the Senior Credit Facilities, and shall hold the leading role and responsibilities conventionally associated with such “left” and “highest” placement, including maintaining sole physical books for the Senior Credit Facilities.

“Additional Arranger” means any institution reasonably satisfactory to MLPFS (it being agreed that the list of institutions separately provided by MLPFS to the Borrower are satisfactory) so long as, with respect to each such institution, each of the following conditions are satisfied (unless otherwise agreed by MLPFS in its reasonable discretion):

(a)                                 such institution must be an Existing Revolving Lender and hold (as of the date hereof) at least 5% of the aggregate outstanding loans and commitments under the Existing Revolving Facility;

(b)                                 such institution must be an Existing TLA Lender and hold (as of the date hereof) at least 5% of the aggregate outstanding loans under the Existing Term Loan A;

(c)                                  such institution agrees to approve the Amendments on terms consistent with clauses (a) and (b) of the second paragraph of this Commitment Letter and the Summary of Terms;

(d)                                 such institution commits to provide not less than 6.875% of the aggregate principal amount of the Senior Credit Facilities (including the Existing Facilities or, in lieu thereof, the Backstop Facilities), such commitment to be allocated as follows:

(i)                                     the aggregate amount of existing loans and commitments of such institution to the Existing Revolving Facility (or, in lieu thereof, the same amount to the revolving credit facility under the Backstop Facilities); plus

(ii)                                  the aggregate amount of the existing loans of such institution under the Existing Term Loan A (or, in lieu thereof, the same amount to the term loan A facility under the Backstop Facilities); plus

(iii)                               an amount equal to the difference between $260 million minus the sum of clauses (d)(i) and (d)(ii) above, allocated pro rata to the Additional Term A Facility and the Additional PLOC Facility; plus

(iv)                              an amount equal to the remainder of such institution’s aggregate commitment, allocated entirely to the Additional Term B Facility;

(e)                                  such institution must agree that its “Successful Syndication” shall be an amount not less than (i) $260 million of commitments and loans in respect of any combination of the Senior Credit Facilities (other than the Additional Term B Facility, but including commitments and loans under any of the Existing Credit Facilities, the Backstop Facilities and/or the Additional Term A Facility) and (y) $0 of commitments and loans in respect of the Additional Term B Facility; and

(f)                                   such institution’s share of the total economics with respect to the Senior Credit Facilities (as provided in the Arranger Fee Letter) shall not exceed a percentage equal to the percentage its commitment represents of the aggregate loans and commitments under the Senior Credit Facilities.

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“Additional Agent” means any institution reasonably satisfactory to MLPFS (it being agreed that the list of institutions separately provided by MLPFS to the Borrower are satisfactory) so long as, with respect to each such institution, the conditions in clauses (a) through (c) of the definition of “Additional Arranger” are satisfied and, in addition, each of the following conditions are satisfied (in each case, unless otherwise agreed by MLPFS in its reasonable discretion):

(a)                                 such institution commits to provide not less than 4.5% of the aggregate principal amount of the Senior Credit Facilities (including the Existing Facilities or, in lieu thereof, the Backstop Facilities), such commitment to be allocated as follows:

(i)                                     the aggregate amount of existing loans and commitments of such institution to the Existing Revolving Facility (or, in lieu thereof, the same amount to the revolving credit facility under the Backstop Facilities); plus

(ii)                                  the aggregate amount of the existing loans of such institution under the Existing Term Loan A (or, in lieu thereof, the same amount to the term loan A facility under the Backstop Facilities); plus

(iii)                               an amount equal to the difference between $225 million minus the sum of clauses (a)(i) and (a)(ii) above, allocated pro rata to the Additional Term A Facility and the Additional PLOC Facility; plus

(iv)                              an amount equal to the remainder of such institution’s aggregate commitment, allocated entirely to the Additional Term B Facility;

(b)                                 such institution must agree that its “Successful Syndication” shall be an amount not less than (i) $225 million of commitments and loans in respect of any combination of the Senior Credit Facilities (other than the Additional Term B Facility, but including commitments and loans under any of the Existing Credit Facilities, the Backstop Facilities and/or the Additional Term A Facility) and (y) $0 of commitments and loans in respect of the Additional Term B Facility; and

(c)                                  such institution’s share of the total economics with respect to the Senior Credit Facilities (as provided in the Arranger Fee Letter) shall not exceed a percentage equal to the percentage its commitment represents of the aggregate loans and commitments under the Senior Credit Facilities.

2.                                      SYNDICATION.

(a)                                 The Lead Arranger intends to commence its efforts related to soliciting the Required Lender Vote and syndicating the Additional Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letters (as defined below).  You agree, until the Syndication Assistance Termination Date (as defined below),  to actively assist, to cause your subsidiaries to actively assist, and to use your commercially reasonable efforts to cause the Target and its subsidiaries to actively assist, the Lead Arranger in achieving the Required Lender Vote and a Successful Syndication (as defined in the Arranger Fee Letter).  Such assistance shall include your (i) providing, and causing your subsidiaries and your and their advisors to provide, and using your commercially reasonable efforts to cause the Target (including its subsidiaries and advisors) to provide, the Commitment Parties and the other Lenders upon request of the Lead Arranger with all customary information that is reasonably available to you with respect to the Company, the Target and their respective subsidiaries that is reasonably deemed necessary by the Lead Arranger to complete such syndication and to obtain the Required Lender Vote, including,

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but not limited to, information and evaluations prepared by you, the Companies and your and their respective advisors, or on your or their behalf, relating to the Transactions, (ii) assisting, causing your subsidiaries to assist, and using your commercially reasonable efforts to cause the Target and its subsidiaries to assist,  in the preparation of customary confidential information memoranda and other materials to be used in connection with the solicitation of the Required Lender Vote and the syndication of the Additional Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (iii) using your commercially reasonable efforts to ensure that the efforts with respect to the solicitation of the Required Lender Vote and the syndication efforts of the Lead Arranger benefit materially from your existing banking and lending relationships and, to the extent practical and appropriate, the respective existing banking and lending relationships of the Target and its subsidiaries, (iv) using commercially reasonable efforts (which use of commercially reasonable efforts shall not require you to change the proposed terms of the Senior Credit Facilities) to obtain public corporate credit and corporate family ratings of the Company (after giving effect to the Transactions) from Standard & Poor’s Financial Services LLC (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”), respectively, together with ratings for the Senior Credit Facilities from such rating agencies, prior to the launch of the Required Lender Vote for the Amendments (if required therefor by the Lead Arranger) and the syndication of the Additional Facilities and (v) making your and your subsidiaries’ officers and advisors, and using your commercially reasonable efforts to make the respective officers and advisors of the Target and its subsidiaries, available from time to time to attend and make presentations regarding the business and prospects of Companies and the Transactions, as appropriate, at one or more meetings of prospective Lenders.  Notwithstanding anything to the contrary contained in this Commitment Letter or either Fee Letter, but subject to (and without limiting) the conditions expressly set forth in Schedule I to the Summary of Terms related to the “Marketing Period,” your obligations to assist in efforts with respect to soliciting the Required Lender Vote and syndicating the Additional Facilities as provided herein (including the obtaining of the ratings referenced above) shall not constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date; provided that if the Required Consents have not been obtained prior to the Closing Date, then at the discretion of the Lead Arranger, efforts related thereto may be abandoned and the Backstop Facilities implemented in lieu thereof.  If MLPFS at any time reasonably determines, in consultation with you, that the Required Consents are not likely to be obtained, then you agree (subject to the foregoing provisions of this paragraph) to promptly make such revisions to the Information Materials as shall be reasonably requested by MLPFS and reasonably necessary or desirable to include the Backstop Facilities, and you agree that all references in this Section 2 to the Additional Facilities and/or the Senior Credit Facilities shall thereupon be deemed to also refer to the Backstop Facilities.

(b)                                 You agree that from the date of execution and delivery of this Commitment Letter by all parties hereto until the Syndication Assistance Termination Date, neither you nor your subsidiaries will (and you shall use commercially reasonable efforts to ensure that neither Target nor its subsidiaries will) undertake any competing offering, placement, arrangement or syndication of any senior bank financing or debt securities, in each case without the prior written consent of the Lead Arranger if any such financing, either individually or in the aggregate, could reasonably be expected to materially impair either the obtaining of the Required Lender Vote or the primary syndication of any of the Senior Credit Facilities; provided that it is understood and agreed that none of (i) the Senior Credit Facilities (including, for the avoidance of doubt, any borrowing under the Existing Revolving Facility), (ii) the New Notes, (iii) replacements, extensions and renewals of existing indebtedness at maturity without any material increase of the principal amount thereof, (iv) indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Acquisition Agreement as in effect on the date hereof (without giving effect to any amendment to, or waiver of, the provisions therein relating to the incurrence of indebtedness unless consented to by the Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed)), (v) ordinary course of business accounts receivable financings, short-term

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financings and/or hedging arrangements, (vi) financings of or related to AECOM Capital projects (including guarantees with respect thereto) consistent with the business plan of AECOM Capital in effect on the date hereof and (vii) other indebtedness, including securitizations, real estate financings and capital leases, in an aggregate principal amount with respect to this clause (vi) not to exceed $100 million, could reasonably be expected to materially impair either the obtaining of the Required Lender Vote or the primary syndication of any of the Senior Credit Facilities.

(c)                                  It is understood and agreed that the Lead Arranger will manage and control all aspects of the syndication of the Senior Credit Facilities and the solicitation of the Required Lender Vote in consultation with you, including decisions as to the selection of prospective Lenders (which shall be reasonably acceptable to you) and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided that you shall have the right to consent (not to be unreasonably withheld, conditioned or delayed) to the identity of the Lenders (it being understood that each of the Existing TLA Lenders and Existing Revolving Lenders, and their affiliates, are satisfactory to you).  It is understood that no Lender or affiliate thereof providing any of the Required Consents or participating in the Senior Credit Facilities will receive compensation from you or the Target or any of your respective subsidiaries or affiliates in order to obtain its consent or commitment, except on the terms contained herein (including with respect to Additional Lead Parties), in the Summary of Terms and in the Fee Letters unless approved in writing by Bank of America and MLPFS.  It is also understood and agreed that the distribution of the fees contemplated in the Fee Letters among the Lenders will be at the sole and absolute discretion of the Lead Arranger.

(d)                                 Notwithstanding the right of the Lead Arranger to syndicate the Senior Credit Facilities and receive commitments with respect thereto, except in the case of an assignment to an Additional Lead Party (or its lending affiliate) in accordance with this Commitment Letter, (i) the Commitment Parties (including any Additional Lead Party) shall not be relieved, released or novated from their respective obligations hereunder, including their obligations to fund their commitment to the Senior Credit Facilities on the Closing Date, in connection with any syndication, assignment or participation of the Senior Credit Facilities, including its commitment in respect thereof, until after the initial funding of the Senior Credit Facilities on the Closing Date and (ii) the Commitment Parties (including any Additional Lead Party) shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Senior Credit Facilities on the Closing Date has occurred, in each case unless you otherwise agree in writing (including, without limitation, pursuant to any revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any institutions executed pursuant to Section 1 above).

(e)                                  The provisions of this Section 2 shall remain in full force and effect until the earlier of (i) 60 days following the Closing Date, (ii) the completion of a Successful Syndication, or (iii) the termination of this Commitment Letter pursuant to the last paragraph hereof other than as a result of the occurrence of the Closing Date (the “Syndication Assistance Termination Date”).

3.                                      CONDITIONS.

(a)                                 The commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in Schedule I to the Summary of Terms.

(b)                                 Notwithstanding anything in this Commitment Letter (including, without limitation, the Summary of Terms), either Fee Letter, the definitive documentation for the Senior Credit Facilities (the “Facilities Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Target and your

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respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date shall be (A) the representations made by the Target and/or its subsidiaries with respect to the Target and/or its subsidiaries in the Acquisition Agreement (as defined in the Summary of Terms) as are material to the interests of the Lenders, but only to the extent that you (or your applicable affiliate, including any other applicable subsidiary of the Company) have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representation in the Acquisition Agreement, determined without regard to whether any notice is required to be delivered by you or any of your affiliates party to the Acquisition Agreement (to such extent, the “Specified Purchase Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in Schedule I to the Summary of Terms are satisfied or waived (it being understood that, to the extent any collateral referred to in the Summary of Terms is not provided, or the lien on any such collateral is not perfected, on the Closing Date under the Senior Credit Facilities after your use of commercially reasonable efforts to do so, the provision of such collateral or perfection of such lien shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be provided (or perfected) after the Closing Date within a customary time period for such collateral to be mutually agreed by the Borrower and the Administrative Agent, but in any event not less than 60 days after the Closing Date (unless otherwise mutually agreed by the Borrower and the Administrative Agent)); provided that, notwithstanding the foregoing, the execution and delivery of an appropriate security agreement or other granting document by each grantor, the delivery of UCC financing statements with respect to each grantor (or an authorization permitting the Administrative Agent to file UCC financing statements with respect to each grantor), and the delivery of short-form security agreements with respect to each grantor for filing with the United States Patent and Trademark Office or the United States Copyright Office (or an authorization permitting the Administrative Agent to file such short-form security agreements with respect to each grantor) shall be required on the Closing Date.  For purposes hereof, “Specified Representations” means the representations and warranties in the Facilities Documentation as they relate to the Borrower and any Material Guarantor relating to (A) legal existence of the Borrower and any Material Guarantor, and power and authority with respect to entering into the Facilities Documentation by the Borrower and the Material Guarantors, (B) non-contravention of the Facilities Documentation with the organizational documents of the Borrower and the Material Guarantors, (C) the enforceability, authorization, execution and delivery of the Facilities Documentation with respect to the Borrower and the Material Guarantors, (D) not engaging in the business of purchasing/carrying margin stock and status of the Borrower and the Material Guarantors under the Investment Company Act, (E) compliance with OFAC, FCPA and the USA PATRIOT Act (in the form set forth as a portion of Schedule II to the Summary of Terms), (F) solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date (giving effect to the Transactions), and (G) the creation, validity and perfection of security interests granted in the intended collateral (except to the extent any such collateral is not required to be provided or perfected on the Closing Date pursuant to the provisions of this paragraph).  For purposes hereof, “Material Guarantor” means any Guarantor that is itself a Significant Subsidiary pursuant to clause (a) or (b) of the definition thereof (without giving effect to the aggregation in the proviso to such definition).  This paragraph, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision.”

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4.                                      INFORMATION.

(a)                                 You represent and warrant (in each case, with respect to information relating to the Target and its subsidiaries, to your knowledge) that (i) all financial and business projections and other forward-looking information concerning the Companies that have been or are hereafter made available to the Commitment Parties or any of the Lenders by or on behalf of you or the Target or any of your or their respective representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to any Commitment Party or any Lender (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material) and (ii) all written information, other than Projections and other information of a general economic or industry specific nature, that has been or is hereafter made available to any of the Commitment Parties or any of the Lenders by or on behalf of you or the Target or any of your or their respective subsidiaries or representatives in connection with any aspect of the Transactions (the “Information”), when taken as a whole, is, or will be when furnished, correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made.  You agree that if, at any time from the date hereof until the later of the Closing Date and the Syndication Assistance Termination Date, you become aware that any of the representations and warranties in the immediately preceding sentence would be incorrect in any material respect if the Information or Projections were being made available, and such representations and warranties were being made, at such later time, then reasonably promptly after becoming aware thereof (but in no event later than the Closing Date or the Syndication Assistance Termination Date, as applicable) you will (or, prior to the Closing Date, with respect to Information and Projections concerning the Target and its subsidiaries, you will use commercially reasonable efforts to) make available to the Lead Arranger such supplements to the Information and/or Projections (with respect to the Target and its subsidiaries, to your knowledge) so that such representations and warranties in the immediately preceding sentence are correct in all material respects as of the time you make available such supplemental Information and/or Projections.  The provisions of the immediately preceding sentence shall remain in full force and effect until the later of the Closing Date and the occurrence of the Syndication Assistance Termination Date.  In issuing its commitment hereunder, in arranging and syndicating the Senior Credit Facilities and in soliciting the Required Lender Vote, you acknowledge that the Commitment Parties are and will be using and relying on the Information without independent verification thereof.

(b)                                 (i)                                     You acknowledge that (A) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders (including Existing Revolving Lenders and Existing Term Loan A Lenders) by posting the Information Materials on SyndTrak or another similar electronic system (the “Platform”) and (B) certain existing and/or prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Target or any of your or its affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities.  If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

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(ii)                                  Before distribution of any Information Materials (A) to existing and/or prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (B) to existing and/or prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom.  In addition, you hereby agree that (x) you will use commercially reasonable efforts to identify (and, at the request of the Lead Arranger (or any of its affiliates), shall identify) that portion of the Information Materials that may be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”, (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”, and by marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Lead Arranger to treat such Information Materials as not containing any MNPI and (z) the Commitment Parties (and their respective affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

(iii)                               You agree that the Commitment Parties on your behalf may distribute the following documents to all existing and prospective Lenders, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to existing and prospective Private Lenders:  (A) administrative materials for existing and prospective Lenders such as lender meeting invitations and funding and closing memoranda, (B) notifications of changes to the Senior Credit Facilities’ and/or the Amendments’ terms and (C) other materials intended for existing and prospective Lenders after the initial distribution of the Information Materials, including, without limitation, drafts and final versions of definitive documents with respect to the Senior Credit Facilities (including the Amendments).  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you.

5.                                      EXPENSES.  By executing this Commitment Letter, you agree to reimburse the Administrative Agent and MLPFS from time to time within 10 business days of demand therefor (or on the Closing Date, to the extent invoiced at least 3 business days (or such shorter time as the Borrower may agree) prior to the Closing Date), for all reasonable and documented out-of-pocket fees and expenses (including (a) the reasonable fees, disbursements and other charges of McGuireWoods LLP (or any other replacement counsel, if applicable, engaged by MLPFS and the Administrative Agent in lieu thereof), as counsel to MLPFS and the Administrative Agent, of one firm of special and/or regulatory counsel to the Lead Arranger and the Administrative Agent in each applicable specialty or regulatory area, and of one firm of local counsel to the Lenders retained by MLPFS or the Administrative Agent in each applicable jurisdiction and (b) reasonable due diligence expenses) incurred in connection with the Senior Credit Facilities (including the Amendments), the solicitation of the Required Lender Vote, the syndication of the Senior Credit Facilities and the preparation of the Facilities Documentation, and with any other aspect of the Transactions and any of the other transactions contemplated hereby.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

6.                                      INDEMNIFICATION.  You agree to indemnify and hold harmless the Commitment Parties, each of their respective affiliates and each of their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable

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fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated hereby or thereby or (b) the Senior Credit Facilities (including the Amendments), or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (y) results from a claim brought by you or any of your subsidiaries against an Indemnified Party for a material breach of such Indemnified Party’s obligations hereunder, if you or such subsidiary has obtained a final, nonappealable judgment in your favor on such claim as determined by a court of competent jurisdiction; provided that, in the case of legal expenses, your obligations under this Section 6 shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction, one specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest, arise; provided further that the reimbursement of out-of-pocket fees and expenses with respect to the preparation, due diligence, administration, syndication and closing of the Facilities Documentation shall be subject to the provisions set forth in “Expenses” above.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, the Target, any of your or their respective subsidiaries, equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, to the Target, to your or their respective subsidiaries or affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations hereunder.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations hereunder.

7.                                      CONFIDENTIALITY.  This Commitment Letter, the arranger fee letter among you, Bank of America and MLPFS of even date herewith (the “Arranger Fee Letter”), the agent fee letter among you, Bank of America and MLPFS of even date herewith (the “Agent Fee Letter” and together with the Arranger Fee Letter, the “Fee Letters”) and the contents hereof and thereof are confidential and shall not be disclosed by you in whole or in part to any person or entity without our prior written consent except (a) to your directors, officers, attorneys, accountants and other professional advisors (collectively, “Representatives”), provided that each such person is advised of its obligation to retain such information as confidential, (b) this Commitment Letter and the existence and contents of this Commitment Letter (and the Fee Letters, to the extent redacted in a manner reasonably satisfactory to the Lead Arranger (it being understood that redaction of the Fee Letters in a manner consistent with the redaction described in the Acquisition Agreement as in effect on the date hereof, as reasonably confirmed by the Lead Arranger, shall be deemed reasonably satisfactory to the Lead Arranger)) may be disclosed to the Target and its Representatives in connection with their consideration of the Acquisition, provided that each such person is advised of its obligation to retain such information as confidential, (c) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent determined by you in good faith to be

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permitted by law, to inform us promptly in advance thereof), (d) this Commitment Letter and the existence and contents of this Commitment Letter (but not either Fee Letter or the contents thereof) may be disclosed in any syndication or other marketing materials in connection with the Amendments and the Senior Credit Facilities (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letters may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials), (e) the Summary of Terms, including the existence and contents thereof, may be disclosed to any rating agency, (f) this Commitment Letter, but not any Fee Letter, may be included, to the extent required, in any filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letters may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses in any such filings), (g) this Commitment Letter and the existence and contents of this Commitment Letter (including the Summary of Terms but not either Fee Letter or the contents thereof) may be disclosed to any Lenders or participants or prospective Lenders or prospective participants (including any Additional Lead Party or prospective Additional Lead Party) and (h) the Arranger Fee Letter (but not the Agent Fee Letter or the contents thereof) and the existence and contents of the Arranger Fee Letter may be disclosed to any institution reasonably consented to by the Commitment Parties prior to the disclosure thereof in connection with the potential appointment of such institution as an Additional Lead Party pursuant to the terms hereof; provided that with respect to clauses (d) through (h), such disclosure shall be permitted only after your acceptance of this Commitment Letter and the Fee Letters in accordance with Section 12 hereof.

Each of the Commitment Parties shall treat confidentially all confidential information received by it from you or your affiliates and representatives in connection with the Transactions; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or assignees, or prospective Lenders, participants or assignees, or to any direct or indirect counterparty to any swap or derivative transaction relating to you or any of your subsidiaries, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as requested or required by applicable law, rule or regulation or as requested or required by a governmental authority (in which case the relevant Commitment Party agrees promptly to notify the Borrower thereof, in advance, to the extent practicable and permitted by law, rule or regulation), (d) upon the request or demand of any governmental agency or regulatory authority having (or purporting to have) jurisdiction over any Commitment Party or any of its affiliates (including, without limitation, bank and securities examiners and any self-regulatory authority, such as the National Association of Insurance Commissioners) or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of any Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case, such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank or securities regulatory authority exercising examination or regulatory authority) promptly to notify the Borrower, in advance, thereof to the extent practicable and permitted by law, rule or regulation), (e) to any Commitment Party’s affiliates and the partners, directors, officers, employees, agents, advisors and other representatives of such Commitment Party and its affiliates (collectively, “Representatives”) on a “need-to-know” basis in connection with the Transactions and who are informed of the confidential nature of such information and are directed by such Commitment Party to keep such information confidential in a manner consistent with the terms of this Commitment Letter, (f) to the extent such information becomes publicly available other than by reason of improper disclosure by any Commitment Party (and the relevant disclosing Commitment Party is aware of such improper disclosure) in breach of this Commitment Letter, (g) for purposes of establishing a “due diligence” defense, (h) to the extent that such information is received by any Commitment Party or its Representatives from a third party that is not known by such Commitment Party or such Representative to be prohibited from disclosing such information to such Commitment Party or such Representative by

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contractual or fiduciary confidentiality obligations owing to you or any of your affiliates, (i) to enforce its rights hereunder or under the Fee Letters, (j) to the extent that such information is independently developed by any Commitment Party or any of its Representatives and (k) with your prior written consent; provided further that the disclosure of any such information to any Lenders, participants or assignees or prospective Lenders, participants or assignees or any direct or indirect counterparty to any swap or derivative transaction referred to above shall be made subject to the acknowledgment and acceptance by such Lender, participant or assignee or prospective Lender, participant or assignee or direct or indirect counterparty to any swap or derivative transaction that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information, and in the event of any electronic access through any Platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you and the Commitment Parties.  Notwithstanding anything to the contrary herein, unless otherwise terminated earlier (including pursuant to Section 9(a) below), the obligations of the Commitment Parties under this paragraph shall terminate on the date that is eighteen months from the date of this Commitment Letter.

8.                                      OTHER SERVICES. (a)         You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours.  The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you, the Target, and your and their respective affiliates with the same degree of care as they treat their own confidential information.  The Commitment Parties further advise you that they will not make available to you or the Target confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives, on a confidential basis, any information concerning you, the Target or any of your or their respective affiliates that is or may come into the possession of any Commitment Party or any of such affiliates.

(b)                                 In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (i) (A) the Senior Credit Facilities (including the Amendments) and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (B) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (C) you are capable of evaluating, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties (including in a writing related to the engagement of MLPFS (or one or more of its affiliates) as Buy-Side Financial Advisor (defined below) to the Borrower in connection with the Acquisition (the “Buy Side Engagement”), has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (B) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and those obligations expressly set forth in the Buy Side Engagement; and (iii) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or

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alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.  In addition, please note that MLPFS (or one or more of its affiliates) has been retained by the Borrower as financial advisor (in such capacity, the “Buy-Side Financial Advisor”) to the Borrower in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to in this Commitment Letter and the Fee Letters.

9.                                      SURVIVAL.

(a)                                 The provisions of Sections 5, 6, 7, 8, 9, 10 and 11 of this Commitment Letter shall remain in full force and effect regardless of whether any of the Facilities Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided that upon execution of the Facilities Documentation for any of the Senior Credit Facilities (including the Amendments), your reimbursement and indemnification obligations hereunder, and your and our confidentiality obligations hereunder (other than your confidentiality obligations related to the disclosure of this Commitment Letter and the Fee Letters), shall in each case, to the extent covered thereby, be superseded and deemed replaced by the corresponding provisions contained in the applicable Facilities Documentation for such Senior Credit Facilities (including the Amendments).

(b)                                 In the event the Closing Date occurs prior to the occurrence of the Syndication Assistance Termination Date, your obligations to assist in the syndication of the Senior Credit Facilities (including, if then applicable, the Amendments) set forth in Section 2 and the representations and warranties and other provisions of Section 4 with respect to the syndication of the Senior Credit Facilities (including, if then applicable, the Amendments) shall remain in full force and effect until the Syndication Assistance Termination Date.

10.                               GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL; ETC.  This Commitment Letter (including, without limitation, the Summary of Terms) and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York.  You irrevocably and unconditionally agree that you will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Commitment Party, any Lender or any Indemnified Party in any way relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letters, the transactions contemplated hereby and thereby or the actions of any of the Commitment Parties in the negotiation, performance or enforcement hereof, in any forum other than the courts of the State of New York sitting in the Borough of Manhattan in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  You hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Commitment Letter (including the Summary of Terms) or either Fee Letter shall affect any right that any Commitment Party or any Lender may otherwise have to bring any action or proceeding relating to this Commitment Letter (including the Summary of Terms) or either Fee Letter against you or your properties in the courts of any jurisdiction.  Service of any process, summons,

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notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court.  Each of you and the Commitment Parties hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), either Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of the Target and its subsidiaries in the Acquisition Agreement and whether as a result of any inaccuracy thereof you or any of your subsidiaries that is a party to the Acquisition Agreement can terminate your (or its) obligations under the Acquisition Agreement or not consummate the Acquisition, (y) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and (z) the interpretation of the definition of “Target Material Adverse Effect” (as defined in the Term Sheet) and whether a Target Material Adverse Effect has occurred, shall, in each case be governed by the laws of the State the laws of which govern the Acquisition Agreement.

11.                               MISCELLANEOUS.

(a)                                 This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter or either Fee Letter by telecopier, facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart thereof.

(b)                                 This Commitment Letter (including the Summary of Terms) and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you, and your and their respective affiliates (including the Company and its subsidiaries) with respect to the Senior Credit Facilities (including the Amendments) and supersede all prior agreements and understandings relating to the specific matters hereof.  No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

(c)                                  This Commitment Letter is not assignable by the parties hereto (other than, with respect to the Commitment Parties, to an Additional Lead Party) without the prior written consent of the other parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

(d)                                 The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties to identify you in accordance with the Act.

(e)                                  This Commitment Letter (including the exhibits, schedules, annexes and addenda attached hereto) and the Fee Letters may not be amended, or any provision hereof waived or modified, except in an instrument in writing signed by you and by each Commitment Party that is party to the affected document.

12.                               ACCEPTANCE/EXPIRATION OF COMMITMENTS.  This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 7:00 p.m. (New York City time) on July 11, 2014 unless you execute this Commitment Letter and each of the Fee Letters and return them to us (with each Fee Letter being returned only to those entities party thereto) prior to that time (which may be by facsimile transmission or .pdf), whereupon this Commitment Letter (including the

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Summary of Terms) and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements.  Thereafter, unless the Closing Date shall have occurred, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (i) April 11, 2015 (provided that such date shall be extended to match the Outside Date (as defined in the Acquisition Agreement as in effect on July 11, 2014 (without giving effect to any amendment to, or waiver of, such Outside Date) if such Outside Date is extended to a date not beyond July 11, 2015, in accordance with Section 7.1(b)(i) of the Acquisition Agreement (as in effect on July 11, 2014 (without giving effect to any amendment to, or waiver of, such section)), (ii) the closing of the Acquisition without the use of the Senior Credit Facilities, (iii) the date you announce, or inform in writing any Commitment Party, that the Acquisition, is not proceeding and (iv) the date the Acquisition Agreement terminates by its terms without the consummation of the Acquisition.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

			By:	/s/ Ken Beck
				Name:	Ken Beck
				Title:	Director

MERILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

			By:	/s/ Peter W. Hofmann
				Name:	Peter W. Hofmann
				Title:	Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

AECOM TECHNOLOGY CORPORATION

By:	/s/ Stephen M. Kadenacy
	Name:	Stephen M. Kadenacy
	Title:	Chief Financial Officer

Signature Page

AECOM Technology Corporation (2014)

Commitment Letter

EXHIBIT A

(to Commitment Letter)

[SUMMARY OF TERMS AND CONDITIONS TO BE ATTACHED.]

Execution Version

EXHIBIT A

SUMMARY OF TERMS AND CONDITIONS

PROJECT MOUNTAIN

$6,262.5 MILLION SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

BORROWER:	AECOM Technology Corporation, a Delaware corporation (the “Borrower”).

GUARANTORS:

The obligations of the Borrower under the Senior Credit Facilities (defined below) and of the Borrower and its subsidiaries under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by each existing and future direct and indirect Significant Subsidiary (defined below) of the Borrower (other than any Excluded Subsidiary) (collectively, the “Guarantors” and together with the Borrower, the “Credit Parties”).  The Facilities Documentation (defined below) will include customary exceptions for guarantees and security obligations of entities that are not eligible contract participants.  All guarantees will be guarantees of payment and not of collection.

“Significant Subsidiary” shall be defined as any direct or indirect domestic wholly-owned restricted subsidiary of the Borrower (other than an Excluded Subsidiary) that individually (without consolidation with the Borrower or any of its other subsidiaries) either (a) has assets with a book value that totals 2.5% or more of the book value of all assets of the Borrower and its wholly-owned restricted subsidiaries on a consolidated basis as of the end of the most recent fiscal quarter or (b) generates Consolidated EBITDA (defined substantially as on Addendum II to this Exhibit A) in any fiscal year that is 2.5% or more of Consolidated EBITDA of the Borrower and its wholly-owned restricted subsidiaries in any fiscal year; provided that if either (x) the aggregate book value of all assets of the Borrower and all Significant Subsidiaries constitutes less than 80% of the book value of all assets of the Borrower and its wholly-owned restricted subsidiaries on a consolidated basis as of the end of the most recently ended fiscal year, or (y) the aggregate Consolidated EBITDA of the Borrower and all Significant Subsidiaries represents less than 80% of the Consolidated EBITDA of the Borrower and its wholly-owned restricted subsidiaries for the most recently ended fiscal year, then in either such case the Borrower shall identify additional wholly-owned domestic restricted subsidiaries to constitute Significant Subsidiaries such that each such 80% test is satisfied (or, if either such 80% test is not satisfied with all wholly-owned domestic restricted subsidiaries, then all

Exhibit A-1

wholly-owned domestic restricted subsidiaries of the Borrower shall become “Significant Subsidiaries”); provided that in no event shall any Excluded Subsidiary be required to be a Guarantor.

If any domestic wholly-owned restricted subsidiary of the Borrower (other than an Excluded Subsidiary) meets the financial tests set forth above in clauses (a) or (b) under the definition of “Significant Subsidiary” as of the end of a fiscal quarter or fiscal year, as applicable, then the Borrower shall have a period of 60 days from the date financial statements are delivered with respect to the applicable fiscal quarter or fiscal year (such time period subject to extension by the Administrative Agent) to cause the applicable Significant Subsidiary to become a Guarantor.  If any domestic wholly-owned restricted subsidiaries of the Borrower (other than an Excluded Subsidiary) are required to become Guarantors based on the 80% aggregate financial tests set forth above in clauses (x) or (y) under the definition of “Significant Subsidiary” as of the end of a fiscal year, then the Borrower shall have a period of 60 days from the date financial statements are delivered with respect to the applicable fiscal year (such time period subject to extension by the Administrative Agent) to cause the applicable Significant Subsidiary or Significant Subsidiaries to become a Guarantor or Guarantors.

“Excluded Subsidiary” shall be defined as (a) any domestic subsidiary all or substantially all of the assets of which are comprised of equity interests in one or more foreign subsidiaries and\or intercompany loans, indebtedness or receivables owed or treated as owed by one or more foreign subsidiaries (“CFC Debt”) (each, a “Foreign Holding Company”), (b) each domestic subsidiary that is owned directly or indirectly by any foreign subsidiary, (c) any subsidiary that is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or the date on which the applicable person becomes a direct or indirect subsidiary of the Borrower (and not created in contemplation of such acquisition)) from guaranteeing the Senior Credit Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) for the avoidance of doubt, any foreign subsidiary, (e) bankruptcy remote special purpose receivables entities and captive insurance companies designated by the Borrower and permitted by the Facilities Documentation, and (f) in the case of any obligation under any hedging arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act. Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent (defined below) reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

Exhibit A-2

ADMINISTRATIVE AND COLLATERAL AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent (the “Administrative Agent”) for the Senior Credit Facilities.

SOLE LEAD ARRANGER AND SOLE BOOK MANAGER:

Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, the “Lead Arranger”) will act as sole lead arranger and sole book manager (subject to the appointment of an Additional Arranger in accordance with the terms of the Commitment Letter).

LENDERS:	Bank of America and other banks, financial institutions and institutional lenders acceptable to the Lead Arranger, the Borrower and the Administrative Agent (collectively, the “Lenders”).

SENIOR CREDIT FACILITIES:	An aggregate principal amount of up to $6,262.5 million will be available through the following facilities:

Term A Facilities: each of (a) a $712.5 million term loan A facility (subject to reduction as a result of amortization or prepayments thereof prior to the Closing Date (defined below) under the Existing TLA Credit Agreement), all of which is outstanding under the Existing TLA Credit Agreement (the “Term A-1 Facility”) and (b) a new $575 million term loan A facility, all of which will be drawn on the Closing Date (the “Term A-2 Facility” and collectively with the Term A-1 Facility, the “Term A Facilities”); provided that in the event that a Target Note Put Right remains available after the Closing Date, all or a portion of the Term A-2 Facility shall be provided on a delayed-draw basis as provided under the section labeled “DELAYED DRAW MECHANICS” below.

Term B Facility: a $3,425 million term loan B facility, all of which will be drawn on the Closing Date (the “Term B Facility” and together with the Term A Facilities, the “Term Loan Facilities”); provided that the aggregate principal amount of the Term B Facility on the Closing Date shall be reduced by an amount equal to the aggregate principal amount of the New Notes issued on or prior to the Closing Date; provided further that (i) in the event that a Target Note Put Right remains available after the Closing Date, a portion of the Term B Facility shall be provided on a delayed-draw basis as provided under the section labeled “DELAYED DRAW MECHANICS” below and (ii) in the event that on the Closing Date the Target Note Put Right has been consummated, without any further Target Note Put Right remaining after the Closing Date, and any Retained Target Note Amount remains outstanding, the aggregate principal amount of the Term B Facility shall be reduced by an amount equal to the Retained Target Note Amount on the Closing Date.

Revolving Credit Facility: a $1,050 million revolving credit facility (subject to reduction as a result of prepayments and related permanent commitment reductions prior to the Closing Date under the Existing Revolving Credit Agreement), currently available under the Existing

Exhibit A-3

Revolving Credit Agreement and available from time to time until January 29, 2019 (the “Revolving Credit Facility”), which will be available for loans and for the issuance of standby performance letters of credit (each a “Performance Letter of Credit”) and will include a $300 million sublimit for the issuance of standby financial letters of credit (each a “Financial Letter of Credit” and together with each Performance Letter of Credit, each a “Letter of Credit”) and a sublimit for swingline loans (each a “Swingline Loan”).  Letters of Credit will be issued by Bank of America and up to two additional Lenders under the Revolving Credit Facility from time to time (in such capacity, each such Lender a “Fronting Bank”) and Swingline Loans will be made available by Bank of America (in such capacity, the “Swingline Lender”), and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Performance Letter of Credit Facility: in addition to the availability of the Revolving Credit Facility for the issuance of Performance Letters of Credit, an additional $500 million performance letter of credit facility, available from time to time until the fifth anniversary of the Closing Date (the “Performance Letter of Credit Facility”, and together with the Term Loan Facilities and the Revolving Credit Facility, the “Senior Credit Facilities”), which will be available solely for the issuance of Performance Letters of Credit.  Performance Letters of Credit will be issued by the Fronting Banks, and each of the Lenders under the Performance Letter of Credit Facility will purchase an irrevocable and unconditional participation in each Performance Letter of Credit issued under the Performance Letter of Credit Facility.

DELAYED DRAW MECHANICS:	In the event that any portion of the Term A-2 Facility or the Term B Facility is to be made available on a delayed draw basis after the Closing Date, the following shall apply:

• The aggregate principal amount of the Term A-2 Facility and the Term B Facility to be made available on a delayed draw basis shall equal the Open Target Note Amount on the Closing Date.

•                  When determining the principal amount of the Term A-2 Facility and/or the Term B Facility to be available on a delayed draw basis, the first such delayed draw principal amounts shall be applied to the Term A-2 Facility, and only if the Open Target Note Amount on the Closing Date exceeds the aggregate principal amount of the Term A-2 Facility shall amounts of the Term B Facility be made available on a delayed draw basis.

•                  Any delayed draw portion of the Term A-2 Facility or the Term B Facility shall be made available in a single drawing to be made not later than 105 days after the Closing Date and concurrently with (and solely to consummate) the exercise of the Target Note Put Right occurring after the Closing Date, and the aggregate

Exhibit A-4

principal amount of such drawing shall not exceed an amount equal to 100% of the aggregate principal amount of the Existing Target Notes that are being put at such time pursuant to the Target Note Put Right.

•                  If a delayed draw funding occurs to fund the exercise of the Target Note Put Right occurring after the Closing Date, the Term A-2 Facility shall be drawn first, and only if the required principal amount of the exercise of such Target Note Put Right exceeds the aggregate principal amount of the Term A-2 Facility shall amounts under the delayed draw portion of the Term B Facility be made available.

•                  All commitments to the delayed draw portion of the Term A-2 Facility and/or the Term B Facility shall automatically terminate on the earliest to occur of (a) the date that is 105 days after the Closing Date and (b) the date on which a drawing is made of some, but not all, of the delayed draw portion of the Term A-2 Facility and/or the Term B Facility; provided that if on such date of termination any undrawn commitment to the Term A-2 Facility remains, the Borrower may, at its option, draw such amounts solely for the purpose of (and conditioned on) prepaying an amount of the Term B Facility equal to the gross principal amount of the Term A-2 Facility drawn for such purpose (such prepayment to be applied to the remaining principal installments of the Term B Facility on a pro rata basis). For the avoidance of doubt, any such prepayment of the Term B Facility as set forth in this paragraph shall not be considered a “Repricing Event.”

SWINGLINE OPTION:

Swingline Loans will be made available under the Revolving Credit Facility on a same day basis in an aggregate amount not exceeding $50 million and in minimum amounts of $100,000. The Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

PURPOSE:

The proceeds of the Senior Credit Facilities shall be used to (i) finance in part the Acquisition; (ii) refinance certain existing indebtedness of the Borrower and its subsidiaries (after giving effect to the Acquisition); (iii) pay fees and expenses incurred in connection with the Transactions and (iv) to provide ongoing working capital and for other general corporate purposes of the Borrower and its restricted subsidiaries.

CLOSING DATE:

The execution of definitive loan documentation for those Senior Credit Facilities to be effectuated in connection with the Transactions (the “Facilities Documentation”), to occur on or before April 11, 2015, provided that such date shall be extended to match the “Outside Date” (as defined in the Acquisition Agreement (as defined on Schedule I to this Exhibit A) as in effect on July 11, 2014 (without giving effect to any amendment to, or waiver of, such Outside Date)) if such Outside Date is extended to a date not beyond July 11, 2015, in accordance with Section

Exhibit A-5

7.1(b)(i) of the Acquisition Agreement (as in effect on July 11, 2014 (without giving effect to any amendment to, or waiver of, such section)) (such date of execution, the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:

The Term A Facilities shall be subject to repayment according to the applicable Scheduled Term Loan A Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due (a) in the case of the Term A-1 Facility, on June 7, 2018 and (b) in the case of the Term A-2 Facility, on the date that is five years after the Closing Date.

The Term B Facility shall be subject to repayment according to the Scheduled Term Loan B Amortization (as hereinafter defined), with the final payment of all amounts outstanding, plus accrued interest, being due seven years after the Closing Date.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on January 29, 2019. The Performance Letter of Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date.

EFFECTUATION OF SENIOR CREDIT FACILITIES:

The Senior Credit Facilities are intended to be effectuated (a) pursuant to the applicable Amendments with respect to the Revolving Credit Facility and the Term A-1 Facility and (b) as new senior credit facilities with respect to the Term A-2 Facility, the Term B Facility and the Performance Letter of Credit Facility; provided that in the event the Required Consents for either or both of the Amendments cannot be achieved and/or the Additional Facilities otherwise cannot be funded under the agreements governing the Existing Credit Facilities, the Revolving Credit Facility and/or the Term A-1 Facility, as applicable, shall be effectuated as Backstop Facilities.

INCREASE OPTION:

After the Closing Date, the Borrower will have the right to increase the size of the Revolving Credit Facility (each, a “Revolving Facility Increase”), increase the size of the Performance Letter of Credit Facility (each, a “PLOC Facility Increase”), increase the size of any Term Loan Facility (each, a “Term Facility Increase”) and/or add one or more tranches of incremental term loans (each term loan thereunder, an “Incremental Term Loan” and, together with each Revolving Facility Increase, each PLOC Facility Increase and each Term Facility Increase, an “Incremental Facility”), in each case so long as the following conditions are satisfied (it being understood that the conditions to any incremental facility exercised under the Existing Credit Facilities as part of the Senior Credit Facilities on the Closing Date shall be solely as set forth on Schedule I to this Exhibit A):

Exhibit A-6

(a) no Lender will be required or otherwise obligated to participate in any Incremental Facility;

(b)                                 any Incremental Facility shall be in a minimum amount of $50 million or, if less, the entire remaining unused amount thereof, and the aggregate principal amount of all Incremental Facilities shall not exceed the sum of (i) $500 million and (ii) an amount so that, after giving effect to such proposed Incremental Facility (measured assuming any Revolving Facility Increase is fully drawn), any repayment of other indebtedness in connection therewith and any other appropriate pro forma adjustment events, the Senior Secured Leverage Ratio (to be defined as total senior secured debt to Consolidated EBITDA, with financial definitions (other than Consolidated EBITDA) to be agreed) of the Borrower and its restricted subsidiaries is less than 2.75 to 1.00;

(c) no more than five Incremental Facilities shall be effective during the term of the Senior Credit Facilities;

(d)                                 immediately prior to and immediately subsequent to the initial borrowing under such Incremental Facility and the application of the proceeds therefrom (and assuming for this purpose that the entire amount of any Revolving Facility Increase is fully drawn on the date of effectiveness thereof): (i) no default or event of default has occurred and is continuing (except, in connection with an investment or Permitted Acquisition (defined substantially as on Addendum II to this Exhibit A), if agreed by the Lenders providing such Incremental Facility, the standard shall be the absence of a payment or bankruptcy event of default, so long as no default or event of default exists at the time of entering into the definitive agreement for such investment or Permitted Acquisition), (ii) the Financial Covenants (defined below) shall be satisfied on a pro forma basis (except, in connection with an investment or Permitted Acquisition, if agreed by the Lenders providing such Incremental Facility, there shall be no condition relating to the Financial Covenants) and (iii) each of the representations and warranties in the Facilities Documentation shall be true and correct in all material respects (except (A) to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect (defined below), in which case, such representation and warranty shall be true and correct in all respects, and (B) in connection with an investment or Permitted Acquisition, if agreed by the Lenders providing such Incremental Facility, the representations and warranties the accuracy of which is a condition to the funding of such Incremental Facility may be limited to the Specified Representations (or such other formulation thereof as may be agreed by the Lenders providing such Incremental Facility), and those representations of the acquired company in the applicable acquisition agreement that are material to the interests of the Lenders under the Incremental Facility and if breached would give the borrower the right to terminate or refuse to close under the applicable acquisition agreement);

Exhibit A-7

(e)                                  each Revolving Facility Increase will be on the same terms and pursuant to the same documentation as the existing Revolving Credit Facility, and shall not increase any sublimit under the Revolving Credit Facility;

(f) each PLOC Facility Increase will be on the same terms and pursuant to the same documentation as the existing Performance Letter of Credit Facility;

(g)                                  each Term Facility Increase will be on the same terms and pursuant to the same documentation as the applicable existing Term Loan Facility (other than pricing and fees and otherwise as set forth herein);

(h)                                 any Incremental Term Loans (i) shall have a final maturity date no earlier than the maturity date of the Term B Facility and a weighted average life to maturity no shorter than the remaining weighted average life to maturity of the Term B Facility, provided that up to $500 million of principal amount of Incremental Term Loans that constitute “term A loans” (as determined by the Administrative Agent and the Borrower, taking into account maturity and applicable rates with respect thereto) may have a maturity date earlier than, and a weighted average life to maturity shorter than the remaining weighted average life to maturity of, the Term B Facility so long as the final maturity date of any such “term A facility” is no earlier than the maturity date of, and the weighted average life to maturity thereof is no shorter than the remaining weighted average life to maturity of, the Term A-2 Facility; (ii) that constitute “term B loans” (as determined by the Administrative Agent and the Borrower, taking into account maturity and applicable rates with respect thereto) and are incurred within 18 months after the Closing Date shall be subject to a “most favored nation” pricing provision that ensures that the initial yield on such Incremental Term Loans does not exceed the then-applicable yield on the Term B Facilities by more than 50 basis points per annum (which, for the purposes of this clause (ii) shall be deemed to include all upfront and similar fees and original issue discount payable to the Lenders providing such Incremental Term Loans (applied relative to the upfront and similar fees and original issue discount paid on the Closing Date to the Lenders that provided the applicable Term B Facility) and shall take into account any LIBOR floor but shall not include any arrangement fees and similar fees); and (iii) may have such other terms not inconsistent with clauses (i) and (ii) above as may be agreed among the Borrower, the Administrative Agent and the Lenders providing such Incremental Term Loans; provided that the Incremental Term Loans will be pari passu or junior to the remainder of the Senior Credit Facilities as to lien priorities, rights of payment and prepayment and voting;

(i)                                     the Borrower shall deliver to the Administrative Agent a certificate of the Borrower and each Guarantor dated as of the date of such Incremental Facility (i) certifying and attaching the resolutions adopted by such person approving or consenting to such Incremental

Exhibit A-8

Facility (which may be the resolutions entered into in connection with the initial Closing Date, if applicable) and (ii) certifying to the matters set forth in clause (d) above; and

(j)                                    all fees and expenses relating to each Incremental Facility, to the extent due and payable, shall have been paid in full, and (if applicable) the outstanding loans shall have been repaid, reallocated or otherwise adjusted (including payment of any applicable breakage to existing lenders) in connection with allocating such Incremental Facility.

Any Incremental Facility may be provided by existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or other entities who may become Lenders in connection therewith in accordance with, and subject to applicable consent rights in, the assignment provisions of the Facilities Documentation.

The Facilities Documentation may be amended to give effect to any Incremental Facility by documentation executed by the Lender or Lenders making the commitments thereunder, the Administrative Agent and the Borrower, and without the consent of any other Lender, subject to the limits set forth above.

SCHEDULED AMORTIZATION/ AVAILABILITY:

Term A Facilities: The Term A Facilities will be subject to amortization of principal equal to (a) in the case of the Term A-1 Facility, 5.00% of the initial principal amount of the Term A-1 Facility (subject to adjustment for any applicable Incremental Facility) on June 30th of each fiscal year, (b) in the case of the Term A-2 Facility, on the last day of each fiscal quarter after the Closing Date (commencing on the last day of the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs), 1.25% of the initial principal amount of the Term A-2 Facility (subject to adjustment for any applicable Incremental Facility) and (c) on the maturity date for each Term A Facility, all remaining outstanding principal amounts under such Term A Facility, in each case as adjusted for any optional or mandatory prepayments (collectively, the “Scheduled Term Loan A Amortization”).

Term B Facility: The Term B Facility will be subject to quarterly amortization of principal equal to (a) on the last day of each fiscal quarter after the Closing Date (commencing on the last day of the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs), 0.25% of the initial principal amount of the Term B Facility (subject to adjustment for any applicable Incremental Facility) and (b) on the maturity date for the Term B Facility, all remaining outstanding principal amounts, in each case as adjusted for any optional or mandatory prepayments (collectively, the “Scheduled Term Loan B Amortization”).

Exhibit A-9

Revolving Credit Facility: Loans under the Revolving Credit Facility may be made, and Letters of Credit may be issued, on a revolving basis up to the full amount of the Revolving Credit Facility.

MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:	In addition to the amortization set forth above:

(a)                                 50% of Excess Cash Flow (defined substantially as on Addendum II to this Exhibit A) for each fiscal year, commencing with the fiscal year ending September 30, 2015, provided that such percentage shall be (i) 25% if the Consolidated Leverage Ratio is less than 3.00 to 1.00, but greater than or equal to 2.75 to 1.00 as of the last day of the relevant fiscal year and (ii) 0% if the Consolidated Leverage Ratio is less than 2.75 to 1.00 as of the last day of the relevant fiscal year; provided further that all voluntary prepayments of the Senior Credit Facilities (with respect to the Revolving Credit Facility, to the extent accompanied by an equal permanent reduction in the commitments) made during such year or, without duplication, after year end and prior to the time such Excess Cash Flow payment is due, shall be credited against Excess Cash Flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(b)                                 100% of all net cash proceeds from certain material sales of property and assets of the Borrower and its restricted subsidiaries outside the ordinary course of business and any net cash proceeds from any material casualty, insurance or condemnation event in the nature of an asset disposition (in each case, excluding (i) permitted securitizations, (ii) amounts not exceeding $50 million in any fiscal year, (iii) sales of accounts receivable in connection with permitted factoring arrangements, (iv) intercompany dispositions among or between the Borrower and the Guarantors (v) leases, subleases, licenses or sublicenses which could not reasonably be expected to have a material adverse effect and (vi) other exceptions to be set forth in the Facilities Documentation), in each case, other than such net cash proceeds that are reinvested (or committed to be reinvested) in other assets (including equity interests) useful in the business of the Borrower or any of its restricted subsidiaries within 365 days of such sale or, if so committed to reinvestment within such 365-day period, reinvested within 180 days after the end of such 365-day period; provided that the time period applicable to asset sales by AECOM Capital (to be defined as AECOM Capital, Inc., and to include any existing or newly formed entities engaged in any similar line of business (real estate investment, development and related assets) to AECOM Capital, Inc.) or by any restricted subsidiary that is a subsidiary of AECOM Capital to make any such reinvestment shall be two years;

(c) 100% of all net cash proceeds from the issuance or incurrence after the Closing Date of additional debt of the Borrower or any of its

Exhibit A-10

restricted subsidiaries not otherwise permitted under the Facilities Documentation (and excluding any New Notes, which are addressed in clause (d) below); and

(d) 100% of the net cash proceeds of any New Notes issued after the Closing Date shall in each case be applied to the prepayment of the Senior Credit Facilities in the following manner:  first, to the Term Loan Facilities, pro rata among them, and, to the extent provided in the definitive loan documentation therefor, to any Incremental Term Loans, and second, to the outstanding principal balance of loans under the Revolving Credit Facility, with no reduction of the commitments thereunder; provided that the net cash proceeds of any New Notes giving rise to a prepayment under clause (d) above shall be applied solely to the prepayment of loans under, or the reduction of unfunded commitments of, the Term B Facility and, to the extent utilized to prepay outstanding loans under the Term B Facility, shall be applied to the remaining principal installments thereof on a pro rata basis.

Prepayments of either Term Loan Facility or any Incremental Term Loans shall be applied in direct order to the next four quarterly principal installments and, thereafter, on a pro rata basis across the remaining quarterly principal installments, except as provided in the immediately preceding paragraph with respect to prepayments under clause (d) above.

Notwithstanding the foregoing, all mandatory prepayments under clauses (a) and (b) above, to the extent attributable to foreign restricted subsidiaries of the Borrower, are subject to permissibility under local law (e.g., financial assistance, corporate benefit, restrictions on upstreaming or transfer of cash intra group and the fiduciary and statutory duties of the directors of the relevant restricted subsidiaries), provided that the Borrower and its restricted subsidiaries will use commercially reasonable efforts under local law that do not require (x) the expenditure of more than a nominal amount of funds or (y) modifications to the organizational or tax structure of the Borrower and its subsidiaries, to facilitate such payments. Further, if the Borrower and its restricted subsidiaries determine in good faith that they would incur a tax liability (including any withholding tax, but other than any tax deducted in arriving at the calculation of the net cash proceeds of any such event) if all or a portion of the funds required to make a mandatory prepayment were upstreamed or transferred as a distribution or dividend (a “Restricted Amount”), the amount the Borrower will be required to mandatorily prepay shall be reduced by the Restricted Amount until such time as it or any of its restricted subsidiaries may upstream or transfer such Restricted Amount without incurring such tax liability. To the extent the foregoing limitations or restrictions subsequently cease to apply, the Borrower shall, to the extent sufficient cash on hand exists and such repayment is practicable, make such mandatory repayment in the amount otherwise required without giving effect to such prior limitation or restriction, unless such amount had previously been used to

Exhibit A-11

permanently prepay debt (including any related reduction of commitments) of the applicable foreign restricted subsidiary.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:

The Senior Credit Facilities may be prepaid in whole or in part at any time without premium or penalty, subject to any premium described under the “Call Protection” section below and reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings.  Each such prepayment of the Term Loan Facilities shall be applied to the Term Loan Facilities, and to the principal installments of any such Term Loan Facility, in each case as elected by the Borrower.  The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Borrower at any time without penalty.

CALL PROTECTION:

Notwithstanding the foregoing section, if on or prior to the six-month anniversary of the Closing Date, a Repricing Event (as defined below) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.00% of the principal amount of loans under the Term B Facility subject to such Repricing Event (other than any Repricing Event made in connection with a change of control that results in the prepayment in full of the Term B Facility).

As used herein, the term “Repricing Event” shall mean (a) any prepayment or repayment of loans under the Term B Facility with the proceeds of, or any conversion of loans under the Term B Facility into, any new or replacement loans or similar bank indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and OID) less than the “effective yield” applicable to the loans under the Term B Facility subject to such event (as such comparative yields are determined by the Administrative Agent) and (b) any amendment to the Facilities Documentation which reduces the “effective yield” (other than as a result of no longer applying the default rate) applicable to all or a portion of the loans under the Term B Facility (it being understood that any Call Premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called “yank-a-bank” provisions).  For the avoidance of doubt, any prepayment of the Term B Facility as set forth under the last bullet point under the caption “Delayed Draw Mechanics” above shall not be considered a “Repricing Event.”

SECURITY:

The obligations of the Credit Parties under the Senior Credit Facilities and under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be secured ratably by valid and perfected first priority (subject to permitted liens and certain exceptions to be agreed) liens and security interests in all of the following with respect to each of the Credit Parties (collectively, the “Collateral”):

Exhibit A-12

(a)         All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited to a pledge of 65% of the voting capital stock and 100% of the non-voting capital stock of each such (i) first-tier foreign subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code (a “CFC”) and (ii) Foreign Holding Company, and 65% of the equity interests of any entity that is disregarded as an entity from its owner under Treasury Regulations Section 301.7701-3 substantially all the assets of which consist for U.S. federal income tax purposes of equity interests in a CFC or CFC Debt).

(b)         All present and future intercompany debt of the Borrower and each Guarantor other than any CFC Debt.

(c)          All of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable (other than any CFC Debt), material owned real estate, material leaseholds, material fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

(d)         All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

Notwithstanding the foregoing, the Collateral shall exclude the following: (i) pledges and security interests prohibited by applicable law, rule or regulation (to the extent such law, rule or regulation is effective under applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code)), other than proceeds and receivables thereof; (ii) equity interests in any person other than wholly owned subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents; (iii) assets to the extent a security interest in such assets would result in adverse tax consequences to the Borrower and its restricted subsidiaries (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower and the Administrative Agent; (iv) any lease, license, contract or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Credit Parties), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code), other than proceeds and

Exhibit A-13

receivables thereof; (v) any of the capital stock of indirect foreign subsidiaries; (vi) any fee-owned real property with a fair market value of less than $10 million (with all required mortgages being permitted to be delivered post-closing consistent with the Limited Conditionality Provision) and all leasehold interests; (vi) those assets as to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining, perfecting or maintaining a security interest in such assets exceeds the fair market value thereof (which fair market value shall be determined by the Borrower in its reasonable judgment) or the practical benefit to the Lenders afforded thereby; (viii) motor vehicles and other assets to the extent perfection must be obtained through notation on a certificate of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (ix) any cash collateral provided to third parties (including sureties) in the ordinary course of business; (x) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (xi) any property and assets the pledge of which would violate applicable law or any contract, or require any contractual third party consent or governmental consent, approval, license or authorization (but only to the extent, and for so long as, such requirement for consent, approval, license or authorization is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any other applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code)); (xii) so long as none of the properties of the Borrower and its subsidiaries constitute “Principal Property” under any indenture with respect to the Existing Target Notes, real property (including land, improvements and/or buildings) constituting “Principal Property” under any such indenture or any other asset which would require granting of a lien in favor of the holders of the Existing Target Notes, but such limitation to apply only for so long as any of the Existing Target Notes remain outstanding, (xiii) assets subject to liens securing permitted receivables financings or factoring arrangements, and (xiv) any CFC Debt.  In addition, in no event shall (1) control agreements or lockbox or similar arrangements be required, (2) landlord, mortgagee or bailee waivers, estoppels or collateral access letters be required, (3) notices be required to be sent to account debtors or other contractual third parties (other than during the continuance of an event of default) or (4) foreign-law governed security documents or perfection under foreign law be required.

Exhibit A-14

RELEASE OF COLLATERAL AND REINSTATEMENT OF COLLATERAL:

If at any time (a) the corporate family rating from Moody’s Investors Service, Inc. (together with its successors, “Moody’s”) is Baa3 or better (with a stable outlook or better), (b) the corporate rating from Standard & Poor’s Ratings Services (together with its successors, “S&P”) is BBB- or better (with a stable outlook or better), (c) no default or event of default shall have occurred and be continuing and (d) the Term B Facility (and any Incremental Term Loan in the nature of a “term loan B” facility) shall have been paid in full and terminated, then upon the Borrower’s request, at the Borrower’s sole cost and expense, the Administrative Agent shall (and the Lenders shall authorize the Administrative Agent to) release the liens on the Collateral (a “Collateral Release”).

Promptly after the occurrence of a Collateral Reinstatement Event (defined below), at the Borrower’s sole cost and expense, the Borrower and the Guarantors will take such actions as are reasonably requested by the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the other secured parties, valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) liens and security interests in the Collateral. A “Collateral Reinstatement Event” means the occurrence, at any time after the completion of any Collateral Release, of any of the following: (a) both (i) the corporate family rating from Moody’s is reduced to Ba1, and (ii) the corporate rating from S&P is reduced to BB+, (b) the corporate family rating from Moody’s is reduced to Ba2 or below (regardless of the corporate rating from S&P at such time), or (c) the corporate rating from S&P is reduced to BB or below (regardless of the corporate family rating from Moody’s at such time). For the purposes of this paragraph, if only one of the ratings in the preceding sentence is available at any time, such rating (or its equivalent for the other agency) shall apply for both Moody’s and S&P.

CONDITIONS PRECEDENT TO CLOSING:	As set forth in Schedule I to this Exhibit A.

CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT:

Each extension of credit under the Senior Credit Facilities, other than the initial extension of credit on the Closing Date (which shall be subject solely to the conditions on Schedule I to this Exhibit A) and any draw under any delayed draw facilities established with respect to the Existing Target Notes (which shall be subject solely to the condition that no Event of Default shall have occurred and be continuing as of the date of the draw) will be subject to satisfaction of the following conditions precedent:  (i) all of the representations and warranties in the Facilities Documentation shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects) as of the date of such extension of credit; and (ii) no event of default under the

Exhibit A-15

Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit.

REPRESENTATIONS AND WARRANTIES:

Limited to the following (subject, where applicable, in the case of certain of such representations and warranties to be agreed in the Facilities Documentation, to qualifications and limitations for knowledge, materiality and/or exceptions that would not reasonably be expected to have a Material Adverse Effect), which shall be applicable to the Borrower and its restricted subsidiaries: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; (ix) insurance matters; (x) environmental matters; (xi) tax matters; (xii) ERISA compliance; (xiii) identification of subsidiaries, equity interests and loan parties; (xiv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xv) status under Investment Company Act; (xvi) accuracy of disclosure; (xvii) compliance with laws; (xviii) intellectual property; (xix) solvency; (xx) OFAC, anti-corruption and USA PATRIOT Act compliance (in each case, as set forth on Schedule II to this Exhibit A); and (xxi) perfection and priority of liens.

COVENANTS:

The following affirmative, negative and financial covenants (applicable to the Borrower and its restricted subsidiaries), in each case subject, where applicable, to additional exceptions, qualifications and baskets (including limitations for materiality/Material Adverse Effect) to be agreed:

(a)         Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information (including identification of unrestricted subsidiaries and calculations with respect thereto); (iii) delivery of notices (including default, material adverse condition or effect, ERISA events, material change in accounting policies or financial reporting practices, or change of debt rating of the Borrower or the Senior Credit Facilities); (iv) payment of material tax obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws (including environmental laws and, in the case of anti-corruption laws, as set forth on Schedule II to this Exhibit A); (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations and give security (including in connection with a Collateral Reinstatement Event and with respect to Guarantors and Collateral not provided, or with respect to which certain items are not provided (including officer’s certificates and opinions) on the Closing Date); (xiii) further assurances; and (xiv)

Exhibit A-16

interest rate hedging (as more fully described in the section entitled “INTEREST RATE PROTECTION” below).

(b)         Negative Covenants - Restrictions on the following:

(i)             liens (other than liens granted under the Facilities Documentation), with baskets to be agreed, including baskets for (A) liens securing bilateral letter of credit facilities in an aggregate principal amount not to exceed the greater of $600 million and 15% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available, (B) liens on assets of a foreign restricted subsidiary securing permitted indebtedness or other obligations of a foreign restricted subsidiary, (C) liens on project-related assets securing surety bonds incurred in the ordinary course of business for such projects, (D) liens solely on assets of AECOM Capital (or subsidiaries of, or joint ventures formed by, AECOM Capital) securing permitted debt of AECOM Capital (or subsidiaries of, or joint ventures formed by, AECOM Capital), (E) liens on project-related assets of joint ventures and other unconsolidated entities to secure indebtedness or other obligations of such joint ventures and other unconsolidated entities (so long as such liens do not encumber assets of, the Borrower or any of its consolidated restricted subsidiaries), (F) other liens securing debt or other obligations in an aggregate amount outstanding at any time not to exceed the greater of $150 million and 3.75% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available, (G) liens relating to securitization and factoring arrangements permitted pursuant to clause (ii)(J) below, (H) liens existing on the Closing Date and, if in excess of a threshold to be agreed, disclosed in a schedule to the Facilities Documentation, (I) liens assumed (directly or indirectly) in connection with the Acquisition or, after the Closing Date, any Permitted Acquisition, which such liens attach solely to the assets of the acquired subsidiary or to the acquired assets (and in each case to the proceeds thereof), securing assumed indebtedness permitted under clause (ii)(C) below and limited, in the case of Permitted Acquisitions after the Closing Date, to such indebtedness in an aggregate principal amount not to exceed $100 million at any time outstanding and (J) liens securing capital leases and purchase money security interest indebtedness (limited to such financed assets and proceeds thereof) in an aggregate amount not to exceed the greater of $300 million and 7.5% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available; provided that the Facilities Documentation will contain provisions effective only during any period in which a Collateral Release is in effect giving the Borrower and its restricted subsidiaries the

Exhibit A-17

benefit of a lien basket with respect to liens securing priority indebtedness on terms to be agreed.

(ii)          indebtedness (other than indebtedness under the Facilities Documentation, and excluding performance contingent obligations and other contingent obligations excluded from the definition of “Indebtedness” under the documentation for the Existing Credit Facilities) with exceptions to be agreed, including for (A) secured indebtedness in an aggregate amount not to exceed the greater of $150 million and 3.75% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available, (B) indebtedness of a foreign restricted subsidiary in an aggregate amount not to exceed the greater of $300 million and 7.5% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available, (C) indebtedness assumed in connection with the Acquisition and, after the Closing Date, any Permitted Acquisition (so long as (x) such indebtedness was not incurred in anticipation of such acquisition, (y) neither the Borrower nor any restricted subsidiary other than the acquired restricted subsidiaries is an obligor with respect to such indebtedness and (z) such indebtedness is either unsecured or secured solely by liens on assets of the acquired subsidiary, or on the acquired assets, permitted by, and within the limitations set forth in, clause (i)(I) above), (D) accounts payable in the ordinary course of business, (E) intercompany indebtedness owing (i) by a Credit Party to a Credit Party, (ii) by a non-Credit Party to a non-Credit Party, (iii) by a non-Credit Party to a Credit Party (so long as the investment by such Credit Party is permitted) or (iv) by a Credit Party to a non-Credit Party that is subordinated to the obligations of such Credit Party under the Senior Credit Facilities and is in an aggregate amount at any time outstanding not to exceed the greater of $200 million and 5.0% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available, (F) debt in the nature of surety bonds or similar instruments incurred in the ordinary course of business, (G) debt of AECOM Capital (or subsidiaries of, or joint ventures formed by, AECOM Capital) in connection with projects of AECOM Capital (or of subsidiaries of, or of joint ventures formed by, AECOM Capital), (H) unsecured notes so long as (1) no default has occurred and is continuing, (2) the Borrower is in pro forma compliance with the Financial Covenants after giving effect thereto, (3) the final maturity date and weighted average life to maturity of such notes shall not be prior to or shorter than that applicable to the latest maturity date then in effect under any of the Senior Credit Facilities and (4) the terms and conditions of such notes (including any financial covenants) are not materially more restrictive, taken in the aggregate,

Exhibit A-18

than the terms of the indenture(s) governing the New Notes (or, if the New Notes have not been issued, are on market terms and conditions for similarly rated unsecured notes at such time), (I) capital leases and purchase money security interest indebtedness in an aggregate amount not to exceed the greater of $300 million and 7.5% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available, (J) indebtedness in the nature of accounts receivable securitizations and factoring arrangements in an aggregate amount at any time outstanding not to exceed $400 million, (K) other indebtedness in an aggregate amount not to exceed the greater of $100 million and 2.5% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available; (L) indebtedness existing on the Closing Date and, if in excess of a threshold to be agreed, disclosed on a schedule to the Facilities Documentation and (M) vendor financing in an aggregate amount outstanding not to exceed $100 million at any time; provided that the amount of any guarantee or other contingent liability, to the extent constituting indebtedness or investments (for purposes of determination of basket availability under both the debt and investment covenants and financial covenants) shall be (i) determined in accordance with GAAP, in the case of any such guarantee or other contingent liability related to debt or other obligations of AECOM Capital (or subsidiaries of, or joint ventures formed by, AECOM Capital) in connection with projects of AECOM Capital (or subsidiaries of, or joint ventures formed by, AECOM Capital) and (ii) deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person or entity in good faith, in the case of any such guarantee or other contingent liability not described in clause (i) of this proviso; provided further that the Facilities Documentation will contain provisions effective only during any period in which a Collateral Release is in effect giving the Borrower and its restricted subsidiaries the benefit of a debt basket with respect to priority indebtedness on terms to be agreed;

(iii)       investments (including loans and advances), with exceptions to be agreed, including for (A) investments in AECOM Capital (and in a like amount by AECOM Capital in its subsidiaries and in joint ventures formed by AECOM Capital) in an aggregate amount at any time outstanding not to exceed (i) the aggregate amount of investments in AECOM Capital existing on the Closing Date plus (ii) an additional amount after the Closing Date equal to the greater of $150 million and 3.75% of consolidated net worth as of the end of the most

Exhibit A-19

recently ended fiscal year for which financial statements are available (with it being understood that any guarantees or other contingent obligations of the Borrower or any restricted subsidiary related to debt or other obligations of AECOM Capital (or subsidiaries of, or joint ventures formed by, AECOM Capital) in connection with projects of AECOM Capital (or subsidiaries of, or joint ventures formed by, AECOM Capital) shall constitute an “investment” in AECOM Capital (or such subsidiary or joint venture) and shall be valued in accordance with GAAP as set forth in the indebtedness covenant provision above), (B) investments (including long-term intercompany indebtedness) by and among the Borrower and its restricted subsidiaries (x) by any non-Credit Party in any other non-Credit Party or by any Credit Party in any other Credit Party, (y) by any non-Credit Party in any Credit Party, so long as any indebtedness is permitted to be incurred by the relevant Credit Party and (z) by any Credit Party in any non-Credit Party in an aggregate amount at any time outstanding not to exceed the greater of $200 million and 5.0% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available, (C) investments existing as of the Closing Date and, if in excess of a threshold to be agreed, disclosed in a schedule to the Facilities Documentation, (D) the Acquisition and, after the Closing Date, investments constituting Permitted Acquisitions, (E) investments in joint ventures and minority investments in an aggregate amount at any time outstanding not to exceed (i) the aggregate amount of all such investments existing on the Closing Date plus (ii) an additional amount after the Closing Date equal to the greater of $500 million and 12.5% of consolidated net worth as of the end of the most recently ended fiscal year for which financial statements are available and (F) other investments (excluding investments in AECOM Capital and investments by AECOM Capital in its subsidiaries and joint ventures) in an aggregate amount not to exceed the then-unutilized portion of the Cumulative Available Amount (to be defined as $300 million plus the cumulative amount of Excess Cash Flow not required to be utilized to make a prepayment of the Senior Credit Facilities), provided that investments under clause (iii)(F) shall be permitted on an unlimited basis subject to the absence of a default or event of default and the pro forma Consolidated Leverage Ratio being less than or equal to 3.00 to 1.00 at the time of, and after giving effect to, such investment (and all related transactions, including any incurrence or repayment of indebtedness in connection therewith); provided further that the amount of any investment in any joint venture or unconsolidated entity shall be deemed to be the actual cash amount invested (without duplication) by the Borrower or any restricted subsidiary of the Borrower in such joint venture or other entity, without

Exhibit A-20

giving effect to any increases or decreases in value after such investment is made but reduced for any return of capital;

(iv)      certain material sales of property and assets of the Borrower and its restricted subsidiaries, but excluding (A) ordinary course dispositions of inventory and other assets to be agreed, (B) sales or other transfers of accounts receivable in connection with permitted securitizations and/or permitted factoring arrangements, (C) intercompany dispositions among or between the Borrower and the Guarantors, (D) leases, subleases, licenses or sublicenses which could not reasonably be expected to have a material adverse effect, (E) asset dispositions in an aggregate amount not to exceed $200 million in any fiscal year (with any unused amount being carried forward to the next subsequent fiscal year), (F) any dispositions required to be to comply with relevant antitrust laws in connection with the Acquisition or any Permitted Acquisition and (G) other exceptions to be set forth in the Facilities Documentation;

(v)         payments of dividends and other distributions with respect to, and payments on account of repurchases, redemptions, retirements, acquisitions cancellations and/or terminations of, capital stock or other equity interests of the Borrower and its restricted subsidiaries (“Restricted Payments”), with exceptions to be agreed, including for (A) Restricted Payments in an aggregate amount equal to the then-unutilized portion of the Cumulative Available Amount, subject to the absence of a default or event of default and the pro forma Consolidated Leverage Ratio being at least 0.50x lower than the then applicable Consolidated Leverage Ratio covenant level, (B) additional Restricted Payments, subject to the absence of a default or event of default and the pro forma Consolidated Leverage Ratio being less than or equal to 3.00 to 1.00, (C) for subsidiary distributions to Credit Parties and any other owner of the equity interests in such subsidiary either (x) on a pro rata basis or (y) on a non-pro rata basis either (i) where required by organization documents or agreements existing as of the Closing Date or (ii) where the aggregate amount of all distributions to persons other than the Borrower or a restricted subsidiary that are in excess of the pro rata share of such distributions that would otherwise be owing to such persons does not exceed $25 million in the aggregate during the term of the Senior Credit Facilities and (D) for taxes;

(vi)      burdensome agreements (with exceptions substantially consistent with the Existing Revolving Credit Agreement); mergers and other fundamental changes; changes in the nature of business; transactions with affiliates; use of proceeds (including with respect to margin stock and (as set forth on

Exhibit A-21

Schedule II to this Exhibit A) OFAC and other anti-corruption laws); and changes in fiscal year.

(c)	Financial Covenants - The following (the “Financial Covenants”):

• Term B Facility: None.

• Revolving Credit Facility, Term A Facilities and Performance Letter of Credit Facility:

•                  Consolidated Interest Coverage Ratio (ratio of Consolidated EBITDA to total interest expense, with financial definitions (other than Consolidated EBITDA) to be agreed upon) not to be less than 3.00 to 1.00.

•                  Consolidated Leverage Ratio (ratio of total funded indebtedness (including letters of credit, but excluding obligations relating to (i) undrawn performance letters of credit, (ii) bid, performance or similar project related bonds, parent company guarantees, bank guaranties or surety bonds, (iii) the Borrower’s payment obligations with respect to its preferred stock and (iv) net obligations of the Borrower and its restricted subsidiaries under any swap contract) to Consolidated EBITDA, with financial definitions (other than Consolidated EBITDA) to be agreed upon) not to be greater as of the end of any fiscal quarter than the following:

Fiscal Quarter ending:	Maximum Consolidated Leverage Ratio
First Test Date (defined below) through June 30, 2015	5.50 to 1.00
September 30, 2015 and December 31, 2015	5.25 to 1.00
March 31, 2016 and June 30, 2016	5.00 to 1.00
September 30, 2016 and December 31, 2016	4.75 to 1.00
March 31, 2017 and June 30, 2017	4.50 to 1.00
September 30, 2017 and December 31, 2017	4.25 to 1.00
March 31, 2018 and June 30, 2018	4.00 to 1.00
September 30, 2018 through and including June 30, 2019	3.75 to 1.00
June 30, 2019 and thereafter	3.50 to 1.00

Exhibit A-22

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period, beginning with the end of the first full fiscal quarter following the Closing Date (the “First Test Date”).

Consolidated EBITDA for the fiscal quarters of the Borrower ending September 30, 2013, December 31, 2013, March 31, 2014 and June 30, 2014, as well as any ensuing fiscal quarter ending at least 45 days (or, in the case of any fiscal year end, ending at least 120 days) prior to the Closing Date, shall be specifically set forth as a dollar figure for each such quarter in the Facilities Documentation (which such dollar figures shall be computed substantially in accordance with the definition of Consolidated EBITDA, subject to adjustments to be agreed, and pro forma for the Acquisition). Consolidated EBITDA for the fiscal quarter in which the Closing Date occurs and any prior fiscal quarter for which the Facilities Documentation does not specify a dollar figure shall be determined based on the combined pro forma financial results of the Borrower and its subsidiaries and of the Target and its subsidiaries (and include actual results for the period of time following the Closing Date) in a manner reasonably satisfactory to the Borrower and the Administrative Agent.

UNRESTRICTED SUBSIDIARIES:

The Facilities Documentation will contain provisions pursuant to which, subject to customary limitations on investments in, loans, advances and dispositions of assets to, and mergers with, such “unrestricted subsidiaries,” the Borrower will be permitted at any time after the Closing Date to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a “restricted subsidiary”; provided that (a) before and after giving effect to such designation, no default or event of default shall have occurred and be continuing, (b) after giving effect to such designation, the Borrower shall be in pro forma compliance with the Financial Covenants as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered, (c) no unrestricted subsidiary, once designated as a restricted subsidiary, may thereafter be re-designated as an unrestricted subsidiary and (d) investments in unrestricted subsidiaries shall be permitted under the investment basket provided in clause (iii)(F) under “Negative Covenants” above as of the date of such designation. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio

Exhibit A-23

or covenant contained in the Facilities Documentation, including the Financial Covenants.

INTEREST RATE PROTECTION:

The Borrower shall obtain interest rate protection in form and with parties reasonably acceptable to the Administrative Agent for a notional amount of the Term B Facility to be agreed in the Facilities Documentation; provided that after taking into account all indebtedness to be incurred in connection with the Transactions and giving effect to all applicable interest rate protection arrangements, the aggregate amount of term indebtedness of the Borrower and its restricted subsidiaries under the Senior Credit Facilities, (including any Existing Credit Facilities that are subject to Amendments), any remaining Existing Target Notes and any New Notes issued in connection with the Transactions bearing interest at a floating rate shall not exceed 65% of the aggregate amount of all such indebtedness.

EVENTS OF DEFAULT:

Limited to the following (subject to customary thresholds and grace periods to be agreed upon): (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the Facilities Documentation within a specified period of time, where customary and appropriate, after such failure (provided that the failure to comply with any Financial Covenant shall not itself constitute an event of default for purposes of the Term B Facility unless and until the requisite Lenders under the Revolving Credit Facility, the Term A Facilities and, if applicable, the Performance Letter of Credit Facility have actually declared all such obligations to be due and payable in accordance with the Facilities Documentation); (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-default to other indebtedness of the Borrower or any Significant Subsidiary with a principal amount (individually or in the aggregate for all such indebtedness) in excess of $100 million; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings) with respect to the Borrower or any Significant Subsidiary; (vi) inability to pay debts by the Borrower or any Significant Subsidiary; (vii) monetary judgment defaults against the Borrower and/or any Significant Subsidiary in an amount (for all such judgments in the aggregate) in excess (after giving effect to third-party insurance with respect to which the insurer has not denied coverage (other than customary reservation of rights letters)) of $100 million and nonmonetary judgment defaults which could reasonably be expected to have a material adverse effect; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any material provision of the Facilities Documentation (including material failure of any collateral document); (x) change of control (to be defined consistent with the Existing Revolving Credit Agreement except that the percentage set forth therein shall be reduced to 35% and “beneficial ownership” shall not include any “option right” as defined therein); and (xi) actual or asserted invalidity or impairment of any subordination provisions. For purposes of the Events of Default, a “Significant Subsidiary” shall be defined by

Exhibit A-24

reference to clauses (a) and (b) of the definition thereof without giving effect to the proviso thereto.

ASSIGNMENTS AND PARTICIPATIONS:

Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

Performance Letter of Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Performance Letter of Credit Facility in a minimum amount equal to $5 million.

Term A Facilities Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of each Term A Facility in a minimum amount equal to $5 million.

Term B Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Term B Facility in a minimum amount equal to $1 million.

Consents: The consent of the Borrower (not to be unreasonably withheld, conditioned or delayed) will be required unless (i) a payment or bankruptcy Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Facilities Documentation), including in connection with the initial syndication of the Senior Credit Facilities; provided that the Borrower’s consent shall not be required for assignments in connection with the initial syndication to (A) Existing Revolving Lenders (or affiliates thereof) or (B) Existing TLA Lenders (or affiliates thereof). The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility, the Performance Letter of Credit Facility or an unfunded commitment under any Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of each Fronting Bank will be required for any assignment under the Revolving Credit Facility or the Performance Letter of Credit Facility, and the consent of the Swingline Lender will be required for any assignment under the Revolving Credit Facility.

Exhibit A-25

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Facilities Documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facilities or all or substantially all of the value of the guaranty of the Borrower’s obligations made by the Guarantors.

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the Facilities Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities, (ii) the release of all or substantially all of the Collateral other than in accordance with the terms of the Credit Facilities Documentation and (iii) the release of all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors; (b) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, (iv) the amendment of certain of the pro rata sharing provisions and (v) the amendment of the voting percentages of the Lenders; (c) only the consent of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Revolving Credit Facility, the Performance Letter of Credit Facility and the Term A Facilities shall be required to change the Financial Covenants (or any defined term used therein or in the definitions of such defined terms) or waive a default with respect thereto; and (d) the consent of the Lenders holding more than 50% of the loans and commitments under the Revolving Credit Facility shall be required with respect to certain other matters.

The Facilities Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their loans and commitments under the Senior Credit Facilities upon the request of the Borrower and without the consent of any other Lender.

INDEMNIFICATION:

The Borrower shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof), the Lead Arranger, each Lender (including the Swingline Lender), each Fronting Bank and each of their respective affiliates and each of their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives (each such person being called an

Exhibit A-26

“Indemnitee”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnitee, in each case arising out of, in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any similar transaction and any of the other transactions contemplated hereby or thereby or (b) the Senior Credit Facilities (including the Amendments), or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (x) is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or (y) results from a claim brought by the Borrower or any of its restricted subsidiaries against an Indemnitee for a material breach of such Indemnitee’s obligations under the Facilities Documentation, if the Borrower or such restricted subsidiary has obtained a final, nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or any of its subsidiaries, equityholders or creditors or an Indemnitee and whether or not an Indemnitee is otherwise a party thereto; provided that out-of-pocket expense reimbursement with respect to the preparation, due diligence, administration, syndication and closing of the Facilities Documentation shall be subject to the provisions set forth in “Expenses” below. This indemnification shall survive and continue for the benefit of all such persons or entities. In addition, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems in connection with the Senior Credit Facilities, the Amendments, the Facilities Documentation or the transactions contemplated hereby or thereby, except for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct or the material breach of such party’s obligations under the Facilities Documentation.

GOVERNING LAW:	State of New York.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

COUNSEL TO THE ADMINISTRATIVE AGENT:	McGuireWoods LLP.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury, (ii) waive any claim against any Indemnitee on any theory of liability for special,

Exhibit A-27

indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of the Transactions, and (iii) submit to New York jurisdiction. The Facilities Documentation will contain customary increased cost, withholding tax, capital adequacy, liquidity and yield protection provisions, replacement of Lender provisions, as well as provisions regarding defaulting and distressed lenders.

Exhibit A-28

Addendum I

PRICING, FEES AND EXPENSES

INTEREST RATES:

The interest rates per annum applicable to loans under the Senior Credit Facilities (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrower, the Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) the one month LIBOR plus 1.00%) plus the Applicable Margin; provided that at no time shall LIBOR, when used to calculate the interest rates applicable to the Term B Facility, be less than 0.75% per annum.

The “Applicable Margin” means (a) with respect to the Term A Facilities and the Revolving Credit Facility, (i) until delivery of the compliance certificate for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, 2.50% per annum, in the case of LIBOR loans, and 1.50% per annum, in the case of Base Rate loans, and (ii) thereafter, a percentage per annum to be determined in accordance with the Pricing Grid (defined below) and (b) with respect to the Term B Facility, 3.00% per annum, in the case of LIBOR loans, and 2.00% per annum, in the case of Base Rate loans. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility.

The Borrower may select interest periods of one, two, three or six months for LIBOR loans or, upon consent of all of the Lenders under the applicable Facility, such other period that is twelve months or less, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the Facilities Documentation, the Applicable Margin on any past due obligations owing under the Facilities Documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

COMMITMENT FEE:

Commencing on the Closing Date, a commitment fee of (a) until delivery of the compliance certificate for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, 0.30% per annum, and (b) thereafter, a percentage per annum determined in accordance with the Pricing Grid shall be payable on the actual daily unused portion of the Senior Credit Facilities (including the Additional Term A-2 Facility, to the extent not drawn on the Closing Date and subject to delayed draw after the Closing Date, but excluding the Term B Facility).

In addition, commencing on the Closing Date, in the event any of the Term B Facility shall not then be drawn but shall remain subject to delayed draw after the Closing Date, a commitment fee shall be payable on the actual daily unused portion of the Term B Facility at a rate equal to (a) from the Closing Date to the date that is 30 days after the Closing

Addendum I-1

Date, 0.30% per annum, and (b) thereafter, until the date no further unused portion of the Term B Facility is available to be drawn under the Facilities Documentation, a rate per annum equal to 50% of the Applicable Margin applicable to LIBOR loans under the Term B Facility.

Each such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date and, with respect to the Term A-2 Facility and the Term B Facility, on the date of any funding thereof, or termination of unused commitments thereunder (or both), after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

LETTER OF CREDIT FEES:

Financial Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Financial Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans under the Revolving Credit Facility. Performance Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Performance Letter of Credit (whether issued under the Revolving Credit Facility or the Performance Letter of Credit Facility) at a rate per annum (a) until delivery of the compliance certificate for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, equal to 1.50% and (b) thereafter, as determined in accordance with the Pricing Grid (such rate, the “Applicable Performance LC Fee Rate”. Such fees will be (i) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (ii) shared proportionately by the Lenders under the Revolving Credit Facility or the Performance Letter of Credit Facility, as applicable. In addition, a fronting fee shall be payable to the applicable Fronting Bank for its own account, in an amount to be mutually agreed, with respect to each Letter of Credit.

PRICING GRID:

The Applicable Margin with respect to loans under the Revolving Credit Facility and the Term Loan A Facility, the rate utilized to compute the Letter of Credit fees for Financial Letters of Credit and the Applicable Performance LC Fee Rate with respect to Performance Letters of Credit shall, at the times provided herein, be determined in accordance with the following pricing grid (the “Pricing Grid”):

Addendum I-2

Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans/ Financial Letter of Credit Fees	Applicable Margin for Base Rate Loans	Commitment Fee	Applicable Performance LC Fee Rate
> 4.25:1.00	2.75%	1.75%	0.500%	1.625%
< 4.25:1.00 but > 3.50:1.00	2.50%	1.50%	0.375%	1.500%
< 3.50:1.00 but > 2.75:1.00	2.25%	1.25%	0.300%	1.375%
< 2.75:1.00 but > 2.00:1.00	2.00%	1.00%	0.275%	1.250%
< 2.00:1.00	1.75%	0.75%	0.250%	1.125%

provided that at any time the Senior Credit Facilities are rated by both Moody’s and S&P (or, during a period when the Senior Credit Facilities are not secured due to the occurrence of a Collateral Release, Moody’s provides a corporate family rating for the Borrower and S&P provides a corporate rating for the Borrower), and such ratings are both (a) Baa3 or better (with a stable outlook or better) from Moody’s and (b) BBB- or better (with a stable outlook or better) from S&P, then the Pricing Grid shall be:

Consolidated Leverage Ratio	Applicable Margin for LIBOR Loans/ Financial Letter of Credit Fees	Applicable Margin for Base Rate Loans	Commitment Fee	Applicable Performance LC Fee Rate
> 4.25:1.00	2.50%	1.50%	0.500%	1.500%
< 4.25:1.00 but > 3.50:1.00	2.25%	1.25%	0.375%	1.375%
< 3.50:1.00 but > 2.75:1.00	2.00%	1.00%	0.300%	1.250%
< 2.75:1.00 but > 2.00:1.00	1.75%	0.75%	0.250%	1.125%
< 2.00:1.00	1.50%	0.50%	0.225%	1.000%

CALCULATION OF INTEREST AND FEES:

Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Addendum I-3

COST AND YIELD PROTECTION:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital or liquidity requirements or their interpretation (including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, which shall be deemed to constitute a “Change in Law” after the Closing Date regardless of the date enacted, adopted or issued), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes, subject to customary exclusions.

EXPENSES:

The Borrower will pay all reasonable and documented costs and expenses of the Administrative Agent and MLPFS associated with the preparation, due diligence, administration, syndication and closing of all Facilities Documentation (including without limitation the reasonable and documented fees, disbursements and other out-of-pocket charges of a single primary counsel to MLPFS and the Administrative Agent and local, specialty and regulatory counsel to the extent contemplated by the Commitment Letter) and the related transactions contemplated thereby, regardless of whether or not the Senior Credit Facilities are closed. The Borrower will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Facilities Documentation.

Addendum I-4

Addendum II

CERTAIN DEFINED TERMS

“Consolidated EBITDA” means, with respect to any person for any period, the Consolidated Net Income of such person for such period

(a)           increased (without duplication) by the following to the extent deducted in calculating the Consolidated Net Income of such person for such period:

(i)            provision for taxes based on income or profits or capital (including, without limitation, state franchise, excise and similar taxes and foreign withholding taxes of such person) paid or accrued during such period, including any penalties and interest relating to any tax examinations, and (without duplication) net of any tax credits applied during such period (including tax credits applicable to taxes paid in earlier periods); plus

(ii)           Consolidated Interest Charges; plus

(iii)          depreciation and amortization expense; plus

(iv)          any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization permitted under the Facilities Documentation or the incurrence of indebtedness permitted to be incurred under the Facilities Documentation (including a refinancing thereof) (whether or not successful), including (A) such fees, expenses or charges related to the Transactions and any other credit facilities and (B) any amendment or other modification of the Facilities Documentation and any other credit facilities; plus

(v)           the amount of any restructuring charge or reserve or integration cost, including any one-time costs incurred in connection with the Transactions and acquisitions or divestitures after the Closing Date, in an aggregate amount not to exceed $150 million, such amount to increase (with carryforward of all unused amounts) by an additional $25 million on October 1, 2015 and each October 1st thereafter; plus

(vi)          other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income of such person for such period, including any impairment charges or the impact of purchase accounting, (excluding (A) any such non-cash charge, writedown or item to the extent it represents an accrual or reserve for a cash expenditure for a future period and (B) any such non-cash charge related to project writedowns or operations) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period so long as such receipt of cash is not included in calculating Consolidated Net Income or Consolidated EBITDA in such later period); plus

(vii)         all expenses and charges relating to non-controlling interests and equity income in non-wholly owned restricted subsidiaries; plus

(viii)        any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; plus

Addendum II-1

(ix)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not otherwise added back in such period or any other period; plus

(xi)          cash distributions of income received from non-consolidated joint ventures and other non-consolidated minority investment entities, attributable to the ownership of such person in such entities; plus

(xii)         cost savings, expense reductions, operating improvements, integration savings and synergies, in each case, projected by the Borrower in good faith to be realized as a result, and within 18 months, of the Transactions, so long as the aggregate amount thereof does not exceed $18,000,000;

(b)           decreased (without duplication) by the following to the extent included in calculating the Consolidated Net Income of such person for such period:

(i)            non-cash gains other than (A) non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (B) non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(ii)           earnings of non-consolidated joint ventures and other non-consolidated minority investment entities, attributable to the ownership of such person in such entities;

“Consolidated Interest Charges” means, for any person for any period, total interest expense of such person and its subsidiaries, on a consolidated basis, accrued in that period as shown in the profit and loss statement for that period, determined in accordance with GAAP, including commitment fees owed with respect to the unused portion of the Senior Credit Facilities, other fees under the Facilities Documentation, charges in respect of financial letters of credit and the portion of any capitalized lease obligations allocable to interest expense, but excluding (i) amortization, expensing or write-off of financing costs or debt discount or expense, (ii) amortization, expensing or write-off of capitalized private equity transaction costs, to the extent such costs are treated as interest under GAAP, and (iii) the portion of the upfront costs and expenses for swap contracts (to the extent included in interest expense) fairly allocated to such swap contracts as expenses for such period, less interest income on swap contracts for that period and swap contracts payments received.

“Consolidated Net Income” shall mean, for any person for any period of measurement, the consolidated net income (or net loss) of such person for such period, determined on a consolidated basis in accordance with GAAP; provided that in computing such amount for the Borrower and its subsidiaries, there shall be excluded extraordinary gains and extraordinary losses of such person for such period.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) Consolidated EBITDA of the Borrower and its restricted subsidiaries for such fiscal year minus (b) the sum (for such fiscal year, without duplication) of (i) Consolidated Interest Charges actually paid in cash by the Borrower or any of its restricted subsidiaries, (ii) the aggregate amount of scheduled or (other than in respect of loans under the Senior Credit Facilities) voluntary principal payments or repayments of indebtedness made by the Borrower or any of its restricted subsidiaries during such fiscal year, but only to the extent that such payments or repayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such indebtedness, (iii) capital

Addendum II-2

expenditures, Permitted Acquisitions and similar investments (including investments in joint ventures and minority investments, but excluding investments in cash and cash equivalents) actually made in cash by the Borrower and its restricted subsidiaries during such fiscal year, excluding (A) all capital expenditures, Permitted Acquisitions and similar investments to the extent funded with the proceeds of indebtedness (other than extensions of credit under revolving credit facilities) and (B) investments made utilizing the Cumulative Available Amount; (iv) all taxes actually paid in cash by the Borrower and its restricted subsidiaries, (v) all other items added to Consolidated Net Income in determining Consolidated EBITDA pursuant to clause (a)(iv) or clause (a)(v) of the definition thereof, to the extent paid in cash during such fiscal year, (vi) payments made in cash on earnout obligations by the Borrower and its restricted subsidiaries during such fiscal year, (vii) the difference (whether positive or negative) of the amount of net working capital at the end of such fiscal year over the amount thereto at the end of the previous fiscal year and (viii) all other non-cash items increasing Consolidated EBITDA for such fiscal year.

“Permitted Acquisition” means the non-hostile purchase or other acquisition of one or more related businesses so long as:

(a)           the person to be acquired becomes, or the assets to be acquired are acquired by, the Borrower or a restricted subsidiary of the Borrower;

(b)           no event of default under the Senior Credit Facilities exists either on the date the agreement governing such Permitted Acquisition is executed or on the date of consummation thereof (either before or after such consummation), provided that in the event such acquisition is being financed by an Incremental Facility and the Lenders providing such Incremental Facility agree, such condition may be limited on the date of consummation (but not the date of execution) to the absence of a payment or bankruptcy event of default under the Senior Credit Facilities;

(c)           after giving effect to such acquisition, the Consolidated Leverage Ratio (determined as of the most recently completed relevant period after giving pro forma effect to such Permitted Acquisition, any adjustments to adjusted EBITDA made in connection therewith and any indebtedness (including any extensions of credit under the Senior Credit Facilities) incurred in connection therewith) shall be at least 0.25x lower than the then-applicable Consolidated Leverage Ratio covenant level;

(d)           without limitation of (c) above, after giving effect to such acquisition, the Borrower is in compliance with the other Financial Covenants (determined as of the most recently completed relevant period after giving pro forma effect to such Permitted Acquisition, any adjustments to adjusted EBITDA made in connection therewith and any indebtedness (including any extensions of credit under the Senior Credit Facilities) incurred in connection therewith); and

(e)           the Administrative Agent shall have received a certificate certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (c) and (d) above.

Pro Forma Compliance:

In connection with the foregoing definitions, for purposes of calculating the Financial Covenants, certain specified transactions to be agreed (including Permitted Acquisitions and material dispositions), along with the incurrence or repayment of any indebtedness in connection therewith, that have been made (A) during the period in respect of which such calculations are required to be made or (B) subsequent to such

Addendum II-3

period and prior to or simultaneously with the event for which the calculation of any such ratio is to be made on a pro forma basis (solely with respect to determining pro forma compliance for such event, and not for other purposes (including pricing or the applicable percentage for Excess Cash Flow prepayments)), shall in each case be calculated on a pro forma basis assuming that all such transactions (and any increase or decrease in Consolidated EBITDA, and the component financial definitions used therein attributable to any such transaction) had occurred on the first day of period in respect of which such calculations are required to be made.  If since the beginning of any applicable period any person that subsequently became a restricted subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its restricted subsidiaries since the beginning of such period shall have made any specified transaction that would have required adjustment pursuant to this paragraph, then the definitions used in the Financial Covenants shall be calculated to give pro forma effect thereto as well, in accordance with this paragraph.  Other uses and calculations on a pro forma basis shall be agreed in the Facilities Documentation.

Addendum II-4

SCHEDULE I

(to Summary of Terms and Conditions)

Conditions Schedule

Capitalized terms used but not otherwise defined herein shall have the meaning given thereto in the Commitment Letter dated as of July 11, 2014 by and among the Borrower, Bank of America and MLPFS (the “Commitment Letter”), or in the Summary of Terms and Conditions attached to the Commitment Letter as Exhibit A (to which this Schedule I is attached, including Addendums I and II thereto).

Closing Conditions

The closing of the Senior Credit Facilities and the initial extension of credit under the Senior Credit Facilities will be subject to satisfaction or waiver of the following conditions precedent (which shall be satisfied or waived prior to or substantially concurrently with the other Transactions:

1.              Subject in each case to the applicable provisions of the Limited Conditionality Provision:

a.              the execution and delivery of the Facilities Documentation with respect to the Senior Credit Facilities (including, if applicable, any Amendment to the Existing Credit Facilities) incorporating the terms and conditions outlined in the Commitment Letter (including the Summary of Terms);

b.              all documents and instruments required to create and perfect a valid security interest of the Administrative Agent, for the benefit of the secured parties, in the Collateral (subject to permitted liens) shall have been executed and delivered and, if applicable, be in proper form for filing.

2.              The Administrative Agent or MLPFS, as applicable, shall have received:

a.              a customary borrowing notice and a customary executed funds flow statement with respect to all loans to be advanced and other transactions to occur on the Closing Date;

b.              such customary corporate resolutions and certificates (including officer’s certificates with customary attachments, including organizational and operating documents, incumbencies and good standing certificates) relating to the Borrower and the Material Guarantors and reasonably satisfactory customary opinions of (i) counsel to the Borrower and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the Facilities Documentation) and (ii) appropriate local counsel;

c.               (1) audited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its subsidiaries for the last three fiscal years ended at least 90 days prior to the Closing Date, (2) audited consolidated balance sheets and related consolidated statements of income and cash flows of the Target and its subsidiaries for the last three fiscal years ended at least 90 days prior to the Closing Date, (3) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Borrower and its subsidiaries for each fiscal quarter of the Borrower (other than the fourth fiscal quarter) ended after September 30, 2013 and at least 45 days prior to the Closing Date and (4) unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Target and its subsidiaries for each fiscal quarter of the Target (other than the fourth fiscal quarter) ended after December 31, 2013 and at least 45 days prior to the Closing Date;

Schedule I-1

d.              a pro forma consolidated balance sheet as of the end of the fiscal quarter ended March 31, 2014 and each ensuing fiscal quarter or year of the Borrower after the date hereof (limited in the case of fiscal quarters to those ended at least 45 days prior to the Closing Date and in the case of fiscal years to those ended at least 90 days prior to the Closing Date) and related consolidated statements of income and cash flows of the Borrower and its subsidiaries for the prior twelve month period ending on the relevant fiscal quarter or year-end, after giving effect to all elements of the Transactions to be effected on or before the Closing Date, which such statements accurately present the pro forma financial position of the Borrower and its subsidiaries on a consolidated basis, provided that (i) the pro forma financial statements referenced herein shall, in the case of the fiscal quarter ending June 30, 2014, include adjustments applied in accordance with Regulation S-X of the Securities Act of 1933, as amended, and (ii) any other pro forma financial statements referenced in this clause d. shall include adjustments customary for confidential information memoranda prepared in connection with financings of this type, and shall not be required to comply with Regulation S-X of the Securities Act of 1933, as amended; provided further that any purchase accounting adjustments set forth in the financial statements referenced in this clause d. may be preliminary in nature and be based only on estimates and allocations determined by the Borrower;

e.               the then most recent forecasts for the fiscal years ending September 30, 2014 through September 30, 2018 of the Borrower and its subsidiaries (giving effect to the Transactions) of balance sheets, income statements and cash flow statements on a quarterly basis through the end of the fiscal year ending September 30, 2015 and on an annual fiscal year basis thereafter;

f.                certification as to the solvency of the Borrower and its subsidiaries on a consolidated basis (after giving effect to the Transactions and the incurrence and repayment of indebtedness related thereto) from the chief financial officer of the Borrower, substantially in the form of Annex A to this Schedule I;

g.               at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been requested of the Borrower not less than ten business days prior to the Closing Date; and

h.              payment of all fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letters and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (with respect to expenses, to the extent invoiced at least three business days (or such shorter period as the Borrower may agree) prior to the Closing Date).

3.              Since July 11, 2014 there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Target Material Adverse Effect with respect to the Target.  “Target Material Adverse Effect” means, with respect to any Person, any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of such Person to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by the Acquisition Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Target Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent caused by or

Schedule I-2

                        resulting from one or more of (1) changes or conditions generally affecting the industries in which such Person (or its Subsidiaries) operates or the economy or the financial or securities markets or markets or regulatory conditions generally in the United States or any other jurisdiction in which such Person (or its Subsidiaries) operates, including interest rates or currency exchange rates, or changes therein, and including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (3) changes (or proposed changes) in Law or GAAP (or local equivalents in the applicable jurisdiction), (4) earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions or acts of God, (5) the failure to meet any revenue, earnings or other projections, forecasts or predictions (provided that this exception shall not prevent or otherwise affect a determination that any events, changes, circumstances, occurrences, effects or states of facts underlying a failure described in this clause (5) has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Target Material Adverse Effect), (6) the announcement or pendency of the Acquisition Agreement, the Merger or any of the other transactions contemplated by the Acquisition Agreement, or (7) any action or non-action expressly required to be taken or not taken, as the case may be, by the parties to the Acquisition Agreement; provided, that, with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to such Person and its Subsidiaries, taken as a whole, relative to other participants in their industry (each capitalized term used in the definition of Target Material Adverse Effect (other than the defined terms Acquisition Agreement and Target Material Adverse Effect) has the meaning given to such term in the Acquisition Agreement referred to below as in effect on the date hereof).

4.              As of the Closing Date, after giving effect to the Transactions and all incurrences and repayments of indebtedness to occur prior to or substantially simultaneously with the occurrence of the Closing Date, the Borrower and its subsidiaries (including the Target and its subsidiaries) shall have no third-party debt for borrowed money outstanding other than:

a.              the Senior Credit Facilities (including, for the avoidance of doubt, any borrowing under the Existing Revolving Facility);

b.              the New Notes;

c.               the Existing Target Notes (to the extent not previously put and purchased by the Borrower or the Target pursuant to the Target Note Put Right);

d.              indebtedness of the Borrower and its subsidiaries outstanding on the date hereof other than (i) to the extent replaced by the Senior Credit Facilities (including the Backstop Facilities), the Existing Credit Facilities, (ii) the 5.43% Senior Notes, Series A, of the Borrower due July 7, 2020 issued pursuant to the Note Purchase Agreement, dated as of June 28, 2010 and (iii) the 1.00% Senior Discount Notes, Series B, due July 7, 2022 issued pursuant to the Note Purchase Agreement, dated as of June 28, 2010, each of which shall have been paid in full and terminated prior to or substantially concurrently with the Closing Date;

e.               indebtedness of the Target and its subsidiaries outstanding on the date hereof or permitted to be incurred or outstanding pursuant to the Acquisition Agreement as in effect on the date hereof (without giving effect to any amendment to, or waiver of, the provisions therein relating to the incurrence of indebtedness unless consented to by the Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed)), other than indebtedness of the Target (and certain of its subsidiaries) under that certain Credit

Schedule I-3

                        Agreement dated as of October 19, 2011, which shall have been paid in full and terminated prior to or substantially concurrently with the Closing Date;

f.                accounts receivable financings and short-term financings existing as of the date hereof or incurred hereafter in the ordinary course of business;

g.               financings of or related to AECOM Capital projects (including guarantees with respect thereto) consistent with the business plan of AECOM Capital in effect on the date hereof;

h.              other debt for borrowed money, including securitizations, real estate financings, capital leases and purchase money financings, in an aggregate principal amount outstanding not to exceed $125 million, or otherwise reasonably satisfactory to the Commitment Parties; and

i.                  replacements, extensions and renewals of any indebtedness for borrowed money described in clauses a through h above at maturity, without any material increase of the principal amount thereof.

For purposes of this paragraph 4, “debt for borrowed money” excludes for the avoidance of doubt (i) the deferred purchase price of property or services in the ordinary course of business (but not purchase money financings for fixed or capital assets or capital leases), (ii) trade debt, (iii) earnout obligations, (iv) obligations under letters of credit and similar instruments, (v) obligations under operating leases, (vi) indebtedness under ordinary course hedging arrangements (not entered into for speculative purposes), (vi) performance contingent obligations, (vii) obligations under bank guaranties or surety bonds and (viii) guarantees or other contingent obligations.

5.              MLPFS shall have received a final, executed copy of the Acquisition Agreement (defined below) and any amendment, modification or waiver thereof after the date of the Commitment Letter, and the Acquisition shall be consummated simultaneously or substantially concurrently with the closing under the Senior Credit Facilities in accordance with the terms of the Acquisition Agreement (without giving effect to any amendment, modification (including, without limitation, any updates to the exhibits, annexes and schedules thereto) or any consent or waiver thereto by the Borrower, in each case, that is material and adverse to the interests of the Lenders (in their capacities as such), either individually or in the aggregate, without the prior written consent of the Commitment Parties, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (i) any modification, amendment, consent or waiver to (A) the definition of, or with respect to the occurrence of a, “Material Adverse Effect” in the Acquisition Agreement, (B) the third party beneficiary rights applicable to the Commitment Parties and/or the Lenders in the Acquisition Agreement or (C) the governing law of the Acquisition Agreement, shall in each such case be deemed to be material and adverse to the interests of the Lenders; (ii) any reduction in the purchase price for the Acquisition set forth in the Acquisition Agreement shall be deemed to be material and adverse to the interests of the Lenders unless the amount of the purchase price funded from the proceeds of the Senior Credit Facilities is reduced by a percentage equal or greater than the percentage by which the total purchase price is reduced; and (iii) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be material and adverse to the interests of the Lenders unless such purchase price increase is funded entirely with common equity of the Borrower and/or cash of the Borrower and its subsidiaries (without giving effect to the Acquisition) generated internally on and after the date hereof but prior to the Closing Date in excess of (x) $150 million if the Closing Date occurs prior  to January 1, 2015 or (y) $200 million if the Closing Date occurs on or after January 1, 2015 (it being understood and agreed in the case of (ii) and (iii) above that no purchase price or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price)).  The “Acquisition Agreement” as used herein shall mean that

Schedule I-4

                        certain Agreement and Plan of Merger among AECOM Technology Corporation, ACM Mountain I, LLC, ACM Mountain II, LLC and URS Corporation dated as of July 11, 2014, including all schedules and exhibits thereto.

6.              Each of (a) the Specified Purchase Agreement Representations and (b) the Specified Representations shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects).

7.              MLPFS shall have been afforded a marketing period of at least 15 consecutive business days prior to the Closing Date following the Marketing Period Commencement Date (defined below) to seek to syndicate the Senior Credit Facilities; provided that (i) such 15 consecutive business day period shall either end on or prior to August 15, 2014 or, if such 15 consecutive business day period has not ended on or prior to August 15, 2014, then such period shall commence no earlier than September 2, 2014, (ii) none of November 26, 27 or 28, 2014, May 22 or 25, 2015 or July 3 or 6, 2015 shall constitute a business day in calculating the 15 consecutive business day period, and (iii) such 15 consecutive business day period shall either end on or prior to December 19, 2014 or, if such 15 consecutive business day period has not ended on or prior to December 19, 2014, then such period shall commence no earlier than January 5, 2015 (it being understood that any period covering the dates described in clause (ii) shall be deemed consecutive for purposes of the foregoing).  “Marketing Period Commencement Date” means the date on which the Borrower has provided MLPFS with (a) each of the documents set forth in Paragraphs 2.c, 2.d and 2.e of this Schedule I and (b) a customary authorization letter with respect to the confidential information memoranda in connection with the syndication of the Senior Credit Facilities (clauses (a) and (b), collectively, the “Required Information”).  Notwithstanding the foregoing, if the Borrower in good faith reasonably believes that it has delivered the Required Information, it may deliver to MLPFS a written notice to that effect (stating when it believes it completed any such delivery), in which case the Borrower shall be deemed to have delivered the Required Information as of the date of delivery of such notice unless MLPFS in good faith reasonably believes that the Borrower has not completed delivery of the Required Information and, within three business days after the delivery of such notice by the Borrower, MLPFS delivers a written notice to the Borrower to that effect (stating with specificity which Required Information the Borrower has not delivered).

Schedule I-5

ANNEX I

(to Schedule I to Summary of Terms and Conditions)

FORM OF

SOLVENCY CERTIFICATE

[      ], 201[   ]

Reference is made to that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), by and among [                     ], a Delaware corporation (the “Borrower”), Bank of America, N.A., as administrative agent (the “Administrative Agent”) and the Lenders from time to time party thereto.

The undersigned certifies that [he/she] is the duly appointed, qualified and acting chief financial officer of the Borrower.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this certificate in connection with the Transactions.

BASED ON THE FOREGOING, the undersigned certifies to the Administrative Agent and Lenders, solely in such undersigned’s capacity as the chief financial officer of the Borrower and not in his/her individual capacity, that on the date hereof, based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts or circumstances after the date hereof ) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, on a pro forma basis after giving effect to the consummation of the Transactions and the related transactions contemplated by the Loan Documents (including the making of the initial extensions of credit under the Credit Agreement and under each any other credit agreement, note or other incurrence of indebtedness to occur on the date hereof as part of the Transactions, and the application of the proceeds of such indebtedness):

(a)                                 the amount of the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis as of such date, exceeds, on a consolidated basis, the amount of all liabilities of the Borrower and its subsidiaries on a consolidated basis, contingent or otherwise;

(b)                                 the present fair saleable value of the property (on a going concern basis) of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)                                  the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)                                 the Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, any business or transaction contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability at such time.

[Signature Page Follows]

Annex I-1

SCHEDULE II

(to Summary of Terms and Conditions)

OFAC AND FCPA REPRESENTATIONS, WARRANTIES AND COVENANTS

The OFAC and anti-corruption representations, warranties and covenants to be made on the Closing Date shall be in the following form, subject to customary definitions of defined terms not otherwise defined on this Schedule II.

Defined Terms

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

Representations and Warranties:

OFAC.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is currently a Person on the OFAC list of Specially Designated Nationals and Blocked Persons or otherwise a Person with whom transactions are prohibited under applicable Sanctions.

Anti-Corruption Laws.  The Borrower and its Subsidiaries have conducted their businesses in all material respects in compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Affirmative Covenants:

FCPA; Sanctions.  The Borrower will, and will cause its Subsidiaries to, maintain in effect and enforce policies and procedures intended to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, in each case, in their respective activities on behalf of the Borrower and its Subsidiaries, with the United States Foreign Corrupt Practices Act of 1977 and applicable Sanctions.

Negative Covenants:

Sanctions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, use the proceeds of any credit extension, or make available such proceeds to any Subsidiary, or, to the Borrower’s knowledge, any joint venture partner or other individual or entity, to fund any activities of or business in violation of applicable Sanctions.

Anti-Corruption Laws.  The Borrower shall not use, and shall not permit any of its Subsidiaries to, directly or indirectly use the proceeds of any credit extension for any purpose which would breach applicable Anti-Corruption Laws.

Schedule II-1